Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 20, 2013,

among

RIVERBED TECHNOLOGY, INC.,

as Borrower,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

HSBC BANK USA, N.A.,

as Documentation Agent

J.P. MORGAN SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

4.15 Illegality	78

SECTION 5. REPRESENTATIONS AND WARRANTIES	78

5.1 Financial Condition	78
5.2 No Change	79
5.3 Corporate Existence; Compliance with Law	79
5.4 Power; Authorization; Enforceable Obligations	79
5.5 No Legal Bar	80
5.6 Litigation and Adverse Proceedings	80
5.7 No Default	80
5.8 Ownership of Property; Liens	80
5.9 Intellectual Property	80
5.10 Taxes	81
5.11 Federal Reserve Regulations	81
5.12 Labor Matters	81
5.13 ERISA	81
5.14 Investment Company Act; Other Regulations	82
5.15 Capital Stock and Ownership Interests of Subsidiaries	82
5.16 Use of Proceeds	83
5.17 Environmental Matters	83
5.18 Disclosure	84
5.19 Security Documents	84
5.20 Solvency	85
5.21 Senior Indebtedness	85
5.22 Anti-Corruption Laws and Sanctions	85
5.23 Anti-Terrorism Laws	85
5.24 Patriot Act	86

SECTION 6. CONDITIONS PRECEDENT	86

6.1 Conditions to Initial Extension of Credit	86
6.2 Conditions to Each Extension of Credit	88

SECTION 7. AFFIRMATIVE COVENANTS	89

7.1 Financial Statements	89
7.2 Certificates; Other Information	90
7.3 Payment of Taxes	92
7.4 Maintenance of Existence; Compliance	92
7.5 Maintenance of Property; Insurance	93
7.6 Inspection of Property; Books and Records; Discussions	93
7.7 Notices	93
7.8 Environmental Laws	94
7.9 [Reserved.]	95
7.10 Post-Closing; Additional Collateral, etc.	95
7.11 Further Assurances	97

7.12 [Reserved]	97
7.13 Use of Proceeds	98
7.14 Designation of Subsidiaries	98

SECTION 8. NEGATIVE COVENANTS	98

8.1 Financial Covenants	98
8.2 Indebtedness	99
8.3 Liens	101
8.4 Fundamental Changes	104
8.5 Disposition of Property	105
8.6 Restricted Payments	107
8.7 Investments	109
8.8 Optional Payments and Modifications of Certain Debt Instruments	111
8.9 Transactions with Affiliates	112
8.10 Sales and Leasebacks	113
8.11 Hedge Agreements	113
8.12 Changes in Fiscal Periods	114
8.13 Negative Pledge Clauses	114
8.14 Clauses Restricting Subsidiary Distributions	115
8.15 Lines of Business	116
8.16 Anti-Corruption Laws and Sanctions	116

SECTION 9. EVENTS OF DEFAULT	116

9.1 Events of Default	117

SECTION 10. THE AGENTS	120

10.1 Appointment	120
10.2 Delegation of Duties	121
10.3 Liability of Agent	121
10.4 Reliance by Agents	122
10.5 Notice of Default	122
10.6 Non-Reliance on Agents and Other Lenders	123
10.7 Indemnification	123
10.8 Agent in Its Individual Capacity	123
10.9 Successor Administrative Agent	123
10.10 Agents Generally	124
10.11 Lender Action	124
10.12 Withholding Tax	124

SECTION 11. MISCELLANEOUS	125

11.1 Amendments and Waivers	125
11.2 Notices	127
11.3 No Waiver; Cumulative Remedies	129
11.4 Survival of Representations and Warranties	129

11.5 Payment of Expenses	130
11.6 Successors and Assigns; Participations and Assignments	131
11.7 Sharing of Payments; Set-off	136
11.8 Counterparts	137
11.9 Severability	137
11.10 Integration	137
11.11 GOVERNING LAW	138
11.12 Submission To Jurisdiction; Waivers	138
11.13 Acknowledgments	138
11.14 Releases of Guarantees and Liens	139
11.15 Confidentiality	140
11.16 WAIVERS OF JURY TRIAL	140
11.17 Patriot Act Notice	141

SCHEDULES:

1.1	Commitments

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
B-1	Form of Borrowing Notice
C	Form of Guarantee and Collateral Agreement
D	[Reserved]
E-1	Form of Term Note
E-2	Form of Revolving Note
E-3	Form of Swingline Note
F	Form of Closing Certificate
G	Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation
H	Form of Solvency Certificate
I	Form of Letter of Credit Application
J-1	Form of Non-Bank Certificate
J-2	Form of Non-Bank Certificate
J-3	Form of Non-Bank Certificate
J-4	Form of Non-Bank Certificate

v

CREDIT AGREEMENT, dated as of December 20, 2013, among RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has requested that (a) the Term Lenders make available the Term Loans, in an aggregate principal amount of $300,000,000 on the Closing Date to finance a portion of the Transactions and to pay related fees and expenses and (b) the Revolving Lenders make available the Revolving Commitments in an aggregate principal amount of $300,000,000 on and following the Closing Date to finance a portion of the Transactions and for working capital and other general corporate purposes; and

WHEREAS, the Lenders are willing to make available the Commitments and the Loans for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”: as defined in Section 8.2(i).

“Additional Revolving Commitment Lender”: as defined in Section 3.9(d).

“Additional Term Commitment Lender”: as defined in Section 2.6(d).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent Parties”: as defined in Section 11.2(c).

“Affected Lender”: as defined in Section 4.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent Related Parties”: each Agent and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Joint Lead Arrangers.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Term Commitment then in effect and (c) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, giving effect to any assignments.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: the Trading with the Enemy Act, as amended and the Patriot Act.

“Applicable Margin”: for each Type of Loan, shall be a rate per annum equal to 1.75%, in the case of Eurodollar Loans, and 0.75%, in the case of Base Rate Loans; provided that, on and after the third Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Term Loans will be determined pursuant to the Pricing Grid.

“Applicable Period”: as defined in the Pricing Grid.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the Borrower to a Person other than to the Borrower or a Subsidiary of the Borrower (excluding in any case any such Disposition permitted by Section 8.5 (other than any such Disposition permitted by Section 8.5(h) or Section 8.5(r)) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-

cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, consented to by the Borrower, substantially in the form of Exhibit A.

“Assignment Effective Date”: as defined in Section 11.6(d).

“Available Amount”: at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the aggregate amount of Net Cash Proceeds of any issuances of Qualified Capital Stock of the Borrower (other than any such Net Cash Proceeds received pursuant to the Permitted Bond Hedge), to the extent not utilized pursuant to Section 8.6(c), plus the principal amount of any Convertible Debt actually converted into Qualified Capital Stock), in each case, received since the Closing Date; plus

(b) an amount equal to 50% of Consolidated Net Income (or, in the case such Consolidated Net Income shall be a negative number, minus 100% of such negative number) for the period commencing January 1, 2014 and ending at the end of the Borrower’s most recent fiscal period for which financial statements are available (treated for this purpose as a single accounting period); less

(c) any usage of such Available Amount pursuant to Sections 8.6(e), 8.7(n) and 8.8(a)(i).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.4(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Law”: Title 11, United States Code, as amended from time to time, and any successor statute.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“BBA LIBOR” means the LIBOR Rate as administered by the British Bankers Association or, in the event it shall no longer administer such rate, by any successor administrator of such rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in Section 7.2.

“Borrowing”: (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding (a) expenditures financed with any Reinvestment Deferred Amount, (b) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition and (c) expenditures made with cash proceeds from any issuances of Capital Stock of the Borrower.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP as in effect on the Closing Date be considered a Capital Lease Obligation for any purpose under this Agreement (and no agreement relating to any such operating lease shall be considered a capital lease for any purpose under this Agreement).

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Cash Collateralize”: (a) in respect of an obligation, provide and pledge cash collateral in Dollars, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (b) in respect of LC Obligations under Letters of Credit, either the deposit of cash collateral in an amount equal to 105% of such outstanding LC Obligations or the delivery of a “backstop” Letter of Credit reasonably satisfactory to the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents”:

(i) Dollars,

(ii) (a) euro, or any national currency of any participating member of the EMU, or (b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(iii) (a) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition, and (b) securities issued or directly and fully and unconditionally guaranteed or insured by government-sponsored enterprises with maturities of twenty-four (24) months or less from the date of acquisition,

(iv) marketable direct EEA Government Obligations with maturities of twenty-four (24) months or less from the date of acquisition,

(v) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(vi) repurchase obligations for underlying securities of the types described in clauses (iii), (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above,

(vii) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof,

(viii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof,

(ix) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition,

(x) investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above,

(xi) in the case of any Subsidiary organized or having its principal place of business outside of the United States, investments of comparable tenor and credit quality to those described in the foregoing clauses (iii) through (x) customarily utilized in countries in which such Subsidiary operates, and

(xii) corporate bonds rated at least A-2 by Moody’s or at least A by S&P.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above, provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement”: any agreement for the provision of Cash Management Services.

“Cash Management Services”: (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit card and merchant card services.

“Change of Control”: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of the Borrower representing more than 35% or more of the outstanding Voting Stock of the Borrower;

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or Equivalent Managing Body of the Borrower cease to be composed of individuals (i) who were members of that board or Equivalent Managing Body on the first day of such period, (ii) whose election or nomination to that board or Equivalent Managing Body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or Equivalent Managing Body or (iii) whose election or nomination to that board or Equivalent Managing Body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or Equivalent Managing Body; or

(c) a “change of control” or similar provision as set forth in any indenture or other instrument evidencing any Material Indebtedness of a Group Member has occurred obligating any Group Member to repurchase, redeem or repay all or any part of the Indebtedness provided for therein (or to offer to do so).

“Closing Date”: the date on which the conditions precedent set forth in Section 6 shall have been satisfied (or waived in accordance with the terms hereof) and the initial funding occurs, which date is December 20, 2013.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties (other than Excluded Assets), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as applicable, any Term Commitment or Revolving Commitment.

“Commitment Fee Rate”: 0.25% per annum; provided that, on and after the first Adjustment Date occurring after the completion of three full fiscal quarters of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.),as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity or other trade or business, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 11.2(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(i) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period plus amounts excluded from the definition of Consolidated Interest Expense pursuant to clauses (i)(x) and (i)(y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income and, to the extent not included therein, agency fees paid to the Administrative Agent and the Collateral Agent; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash restructuring charges added back pursuant to this clause (d) shall not exceed 15.0% of Consolidated EBITDA (prior to giving effect to this clause (d)) for such four quarter period (calculated on a Pro Forma Basis); plus

(e) any other non-cash charges, including any write-offs, write-downs or impairment charges, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) any costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(g) [Reserved]; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) below for any previous period and not added back; plus

(i) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”); plus

(j) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(k) the amount of loss on sale of receivables and related assets in connection with a receivables financing permitted hereunder deducted (and not added back) in computing Consolidated Net Income; plus

(l) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are commenced within twelve (12) months of the date thereof in connection with such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (l) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.3 and (5) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies added pursuant to this clause (l) shall not exceed the greater of 10.0% of Consolidated EBITDA for such four quarter period (calculated on a Pro Forma Basis) and the amount of such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies that would be compliant with Regulation S-X under the Securities Act; and

(ii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Funded Debt”: at any date, the aggregate amount of indebtedness that is (or would be) reflected on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Funded First Lien Debt”: at any date, the aggregate amount of Consolidated Funded Debt that is secured by a Lien on any of the assets of the Loan Parties (other than non-consensual Liens and Liens permitted under Section 8.3(g), 8.3(i), and 8.3(j)). For the avoidance of doubt, Consolidated Funded Debt outstanding under this Agreement shall constitute Consolidated Funded First Lien Debt.

“Consolidated Interest Coverage Ratio”: at any date, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries, in each case, for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1 (or prior to the first such delivery, as of, or for, such period ended September 30, 2013)), in each case determined on a Pro Forma Basis.

“Consolidated Interest Expense”: with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (w) penalties and interest related to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

(ii) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1 (or prior to the first such delivery, as of, or for, such period ended September 30, 2013)), in each case determined on a Pro Forma Basis.

“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or costs, charges and expenses, including, without limitation, any severance costs, integration costs, relocation costs, and curtailments or modifications to pension and post-retirement employee benefit plans, shall be excluded,

(ii) the cumulative effect of a change in accounting principles during such period shall be excluded,

(iii) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions (including sales or other dispositions under a receivables financing permitted hereunder) other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period by such Person,

(vi) effects of adjustments in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and non-cash charges associated with the roll-over, acceleration or payout of Capital Stock by management of the Borrower in connection with acquisitions, shall be excluded;

(viii) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles and other assets arising pursuant to GAAP shall be excluded,

(ix) any net gain or loss in such period (a) due solely to fluctuations in currency values or (b) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded,

(x) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,

(xi) any after-tax effect of income (loss) from early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(xii) any net gain or loss in such period from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded,

(xiii) any fees, charges, costs and expenses incurred in connection with the Transactions shall be excluded,

(xiv) earn-outs and any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investments permitted hereunder, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted hereunder (including a refinancing thereof) (whether or not successful), including (a) such fees, expenses or charges related to the Facility and any receivables financing permitted hereunder and (b) any amendment or other modification of the Loan Documents and any receivables financing permitted hereunder, shall be excluded, and

(xv) any charges or expenses pursuant to any employee equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, stock subscription or shareholder agreement, and related payroll taxes, shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted hereunder or any sale, conveyance or other Disposition permitted hereunder.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Debt” means any Indebtedness of the Borrower that is convertible into or exchangeable for Capital Stock of the Borrower, cash or any combination thereof, and that may be guaranteed by the Borrower’s Subsidiaries and as may be secured as provided herein.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Lender Insolvency Event. For the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Borrower or its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate signed by a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, but excluding any sale, issuance, transfer or other disposition of Capital Stock of the Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for federal income tax purposes if it directly (or indirectly through one or more Disregarded Domestic Persons) owns the equity of one or more direct or indirect Foreign Subsidiaries.

“Documentation Agent”: HSBC Bank USA, N.A., in its capacity as documentation agent under this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Earn-Out Obligations”: those certain obligations of the Borrower or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 8.7 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition, but only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by the Borrower and its Subsidiaries.

“EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“Eligible Assignee”: any Assignee permitted by and consented to in accordance with Section 11.6(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrower or any of its Subsidiaries, (b) any Defaulting Lender or subsidiary of a Defaulting Lender or (c) any natural person.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) relating to pollution or protection of the Environment, including those relating to use, generation, storage, treatment, transport, Release or threat of Release of Materials of Environmental Concern, or to protection of human health or safety (to the extent relating to the presence in the Environment or the Release or threat of Release of Materials of Environmental Concern), as now or may at any time hereafter be in effect.

“Equivalent Managing Body”: (i) with respect to a manager managed limited liability company, the board of managers, (ii) with respect to a member managed limited liability company, the board of directors of its most direct corporate parent company and (iii) with respect to a partnership, the board of directors of the general partner to the extent such general partner is a corporation, or the Equivalent Managing Body of the general partner if such general partner is not a corporation.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate =	1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (a) of this definition, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if BBA LIBOR is not available for such Interest Period, the Base Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding. The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: (a) assets of Unrestricted Subsidiaries, (b) assets of Foreign Subsidiaries, (c) interests in partnerships, joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent pursuant to the terms of the governing documents of such partnership or joint venture of one or more third parties, subject to Uniform Commercial Code override provisions, (d) any assets a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent in writing, (e) any property and assets the pledge of which would require governmental consent, approval, license or authorization, subject to Uniform Commercial Code override provisions, (f) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) any Margin Stock, (h) any voting Capital Stock of a Disregarded Domestic Person or Foreign Subsidiary in excess of 65% of the voting Capital Stock of such Disregarded Domestic Person or Foreign Subsidiary and (i) deposit accounts, securities accounts, certificates of deposit or similar property securing letters of credit to the extent the Lien thereon is permitted under Section 8.3(x).

“Excluded Hedge Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (other than (x) Permitted Unsecured Refinancing Debt and (y) Incremental Term Loans incurred in reliance on the proviso to the first sentence of Section 2.4(a)).

“Excluded Taxes”: with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by its net income or net profits (however denominated), franchise Taxes imposed on it in lieu of net income Taxes and branch profits (or similar) Taxes imposed on it, in each case, by any jurisdiction (or any political subdivision thereof) (i) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising primarily as a result of the Loan Documents or any transaction contemplated by the Loan Documents), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to such Foreign Lender under any laws in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.10(a); or (ii) is attributable to such Foreign Lender’s failure to comply with Section 4.10(e), (c) any U.S. federal withholding Tax that is imposed pursuant to FATCA, (d) any U.S. federal backup withholding taxes imposed under Section 3406 of the Code on amounts payable to a Lender under the laws in effect at the time such Lender becomes a party to this Agreement or acquires a participation in all or a portion of a Lender’s rights and obligations under this Agreement, and (e) any interest, additions to tax or penalties in respect of the foregoing.

“Existing Credit Facility”: as defined in the definition of “Refinancing”.

“Extending Revolving Lender”: as defined in Section 3.9(e).

“Extending Term Lender”: as defined in Section 2.6(e).

“Facility”: each of (a) the Term Facility (including, if applicable, any Incremental Term Facility) and (b) the Revolving Facility (including, if applicable, any increases to the Revolving Facility as a result of any Incremental Revolving Commitments) and, in each case, the Loans made thereunder.

“FATCA”: current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS) promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement that is included in this definition.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter”: collectively, (i) the Fee Letter dated November 13, 2013, among the Borrower, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. and (ii) the Fee Letter dated November 13, 2013, among the Borrower and Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.

“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“First Lien Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded First Lien Debt as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1 (or prior to the first such delivery, as of, or for, such period ended September 30, 2013)), in each case determined on a Pro Forma Basis.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender”: any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any benefit plan sponsored, maintained or contributed to by any Loan Party that, under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan or (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary”: any direct or indirect subsidiary of the Borrower (i) that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia or (ii) substantially all of the assets of which are equity in one or more Foreign Subsidiaries.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time subject to Section 1.2(e).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”: all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Domestic Subsidiary of the Borrower that is a Wholly Owned Subsidiary (other than (i) any Unrestricted Subsidiaries, (ii) Immaterial Subsidiaries, (iii) any subsidiary to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent in writing, (iv) any Disregarded Domestic Persons and (v) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary) that (x) is a party to the Guarantee and Collateral Agreement on the Closing Date or (y) becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to Section 7.10(c).

“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Hedge Obligations”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Immaterial Subsidiary”: each Subsidiary of the Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 2.5% of the consolidated gross revenues (after intercompany eliminations) of the Borrower and its Subsidiaries or (ii) 1.75% of the consolidated assets (after intercompany eliminations) of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 5% of such consolidated gross revenues and more than 3.5% of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary necessary to account for at least 95% of the consolidated gross revenues and 96.5% of the consolidated assets, each as described in clause (a) above.

“Increase Revolving Joinder”: as defined in Section 3.8(c).

“Increase Term Joinder”: as defined in Section 2.4(c).

“Incremental Cap”: (x) $150,000,000 plus (y) such additional amount so long as on the date of incurrence thereof, the First Lien Leverage Ratio, on a Pro Forma Basis, shall not exceed 2.75 to 1.00.

“Incremental Lender”: any Person that makes a Loan pursuant to Section 2.4 or 3.8, or has a commitment to make a Loan pursuant to Section 2.4 or 3.8.

“Incremental Refinancing Facility”: any Incremental Term Facility providing for Incremental Term Loans, the Net Cash Proceeds of which are used substantially simultaneously with the incurrence thereof to prepay outstanding Term Loans.

“Incremental Revolving Commitment”: as defined in Section 3.8(a).

“Incremental Revolving Loans”: as defined in Section 3.8(a).

“Incremental Term Facility”: as defined in Section 2.4(a).

“Incremental Term Loans”: as defined in Section 2.4(c).

“Incremental Term Loan Commitment”: as defined in Section 2.4(a).

“Incurrence Test”: means that, as of any date, the Consolidated Leverage Ratio, determined on a Pro Forma Basis on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.1(a) or

Section 7.1(b), shall not exceed the Consolidated Leverage Ratio set forth in the table below in the column opposite such date.

Date	Consolidated Leverage Ratio
Closing Date through and including December 31, 2014	3.25 to 1.00
January 1, 2015 through and including December 31, 2015	3.00 to 1.00
January 1, 2016 and thereafter	2.75 to 1.00

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any Earn-Out Obligations until they become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 9.1(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Taxes”: all Taxes other than Excluded Taxes.

“Indemnitee”: as defined in Section 11.5(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, Internet Domain Names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; and (f) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, substantially in the form attached to the Guarantee and Collateral Agreement.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the Borrower may not select an Interest Period under a Facility that would extend beyond the Revolving Termination Date or the Term Loan Maturity Date, as applicable. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internet Domain Names”: all Internet domain names and associated URL addresses.

“Investments”: as defined in Section 8.7.

“IRS”: the United States Internal Revenue Service.

“Issuing Bank”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit and/or such other Lender or Affiliate of a Lender willing to act, as confirmed in writing, as an Issuing Bank as the Borrower may select, and Administrative Agent approves, as the Issuing Bank hereunder pursuant to this Agreement.

“Joint Lead Arrangers”: J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their capacities as lead arrangers and as bookrunners in respect of the Facility.

“Latest Maturity Date”: at any date of determination, the latest maturity or termination date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the LC Exposure at such time, adjusted to give effect to any reallocation under Section 3.7(c)(i) of the LC Exposures of Defaulting Lenders in effect at such time.

“LC Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Availability Period.

“LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“Lender Insolvency Event”: (a) a Lender or its Parent Company is adjudicated by a Governmental Authority to be insolvent, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has indicated its consent to or acquiescence in any such proceeding or appointment.

“Lenders”: each Revolving Lender, Term Lender and Incremental Lender; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Bank and the Swingline Lender.

“Lender Presentation”: the Lender Presentation dated November 20, 2013, and furnished to the Lenders in connection with the syndication of the Facilities hereunder.

“Letters of Credit”: any letter of credit issued pursuant to this Agreement.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: the sum of (i) all unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (provided that cash and Cash Equivalents of the Borrower and its Subsidiaries shall not be deemed restricted solely as a result of such cash and Cash Equivalents being subject to a Lien in favor of the Administrative Agent or any Lender) plus (ii) the lesser of (x) the aggregate principal amount committed and available to be drawn by the Borrower under the Revolving Facility (after giving effect to amounts then outstanding) and (y) $75,000,000.

“Loan”: any loans and advances made by the Lenders pursuant to this Agreement or any Increase Term Joinder or Increase Revolving Joinder, including Swingline Loans.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letters and any intercreditor agreements entered into in connection with an Incremental Facility.

“Loan Party”: each of the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long-Term Indebtedness”: any Indebtedness for borrowed money that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability (other than any revolving credit facility).

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties taken as a whole to perform their respective payment obligations under any Loan Document; (c) a material and adverse effect on the rights of or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness”: of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any chemicals, substances, materials, wastes, pollutants or contaminants in any form regulated under any Environmental Law, including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, radiation, and infectious, biological or medical waste or animal carcasses.

“Maximum Rate”: as defined in Section 4.5(e).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages pursuant to Section 7.10.

“Mortgages”: any mortgages and deeds of trust or any other documents creating and evidencing a Lien on the Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NESP”: Net Employee Stock Payments, which are the cash payments made by the Borrower in respect of the personal income tax of its employees associated with the vesting of restricted stock unit awards, reduced by employee stock plan contribution proceeds and proceeds from the exercise of employee stock options received by the Borrower.

“Net Cash Proceeds”:

(a) in connection with any Asset Sale, Recovery Event or, if applicable, other Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith;

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Recovery Event or Disposition (other than Indebtedness secured by the Security Documents);

(iii) other customary fees and expenses actually incurred in connection therewith;

(iv) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale or other Disposition (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale or other Disposition); provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve;

(b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP.

“Net Share Settled Convertible Debt” shall mean any Convertible Debt the terms of which provide for the payment of a Net Share Settlement to the holder thereof upon conversion thereof prior to maturity.

“Net Share Settlement” shall mean any settlement received by any holder of Convertible Debt upon any surrender of its Convertible Debt for conversion consisting of Qualified Capital Stock, cash or a combination of cash and Qualified Capital Stock.

“Non-Consenting Lenders”: as defined in Section 11.1.

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Revolving Lender”: as defined in Section 3.9(b).

“Non-Extending Term Lender”: as defined in Section 2.6(b).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding (or that would accrue but for the commencement of any such proceeding), relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty) or any Affiliate of any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that any obligations under Specified Hedging Agreements shall not constitute “Obligations” for purposes of this definition to the extent such obligations constitute Excluded Hedge Obligations.

“Organizational Documents”: as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp, documentary, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”: as defined in Section 11.6(e).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary thereof or the Borrower or a Subsidiary thereof shall have offered to purchase 100% of such Capital Stock, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 7.10 and 7.11, as applicable;

(d) (i) at the time of such transaction and after giving effect thereto on a Pro Forma Basis, the Incurrence Test shall be satisfied (and, in the case of any Permitted Acquisition for aggregate consideration in excess of $100,000,000, the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail) and (ii) at the time of such transaction and after giving effect thereto, Liquidity shall not be less than $250,000,000;

(e) the aggregate amount of Investments consisting of such Permitted Acquisitions by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed $300,000,000 during the term of this Agreement; provided that the requirement of this clause (e) shall not apply if the Consolidated Leverage Ratio on a Pro Forma Basis does not exceed 2.00 to 1.00;

(f) the Borrower shall have delivered to the Administrative Agent at least five (5) Business Days (or such shorter period acceptable to the Administrative Agent) prior to such proposed acquisition, a Compliance Certificate certifying compliance with the Consolidated Leverage Ratio and the minimum Liquidity requirement, each as required under clause (d) above and compliance with clause (e) above and (g) below, together with reasonably detailed back-up for determining such compliance, and, if the total consideration paid in connection with such Permitted Acquisition (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Subsidiaries following such acquisition) exceeds $100,000,000, unless the Required Lenders shall otherwise agree, the Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) copies of all material documentation pertaining to such transaction, and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent; and

(g) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 8.15, as of the time of such acquisition.

“Permitted Bond Hedge” shall mean any bond hedge, call option or capped call option or similar derivative instrument that relates to the common stock of the Borrower purchased by the Borrower, the purpose of which is to effectively increase the conversion premium of any Convertible Debt issued by Borrower.

“Permitted Call Spread” shall mean, collectively, any Permitted Bond Hedge and any Permitted Warrant.

“Permitted Net Share Settled Convertible Debt” shall mean Net Share Settled Convertible Debt that constitutes Permitted Unsecured Debt.

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums, accrued and unpaid interest and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) if the Indebtedness being refinanced is subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower) and the holders of such refinancing Indebtedness have entered into any customary subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination.

“Permitted Unsecured Debt”: unsecured Indebtedness of a Loan Party; provided that: (i) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety one (91) days after the Latest Maturity Date of all Commitments and Loans then in effect (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (ii) the covenants, events of default, Guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants that are more restrictive than the provisions of Section 8.1) and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and the Subsidiaries than those set forth in this Agreement (as determined in good faith by the Borrower and a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent to that effect shall be conclusive evidence that such terms and conditions satisfy such requirement); (iii) if such Indebtedness is Subordinated Indebtedness, the Facilities have been, and while the Facilities remain outstanding no other Indebtedness is or is permitted to be, designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness; (iv) such Indebtedness shall not have any obligors that are not Loan Parties; (v) immediately before and immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing; and (vi) immediately after giving effect to the incurrence of such Indebtedness, the Incurrence Test shall be satisfied, and the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail; provided further, that Net Share Settled Convertible Debt that (A) would constitute Permitted Unsecured Debt but for the inclusion of a Net Share Settlement provision and (B) is in an amount that would be permitted under the proviso to clause (i) of Section 8.2(m) shall be deemed to constitute Permitted Unsecured Debt.

“Permitted Unsecured Refinancing Debt”: unsecured Indebtedness (including Convertible Debt) incurred by the Borrower in the form of one or more series of unsecured notes; provided that (i) such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”), (ii) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon and fees and expenses (including upfront fees and original issue discount (“OID”)) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of such Indebtedness, on the date such Indebtedness is issued, incurred or obtained), (iv) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other principal payment prior to the maturity date of the Refinanced Debt, other than (A) customary offers to purchase upon a change of control, asset sale or casualty or condemnation event, liquidation or dissolution or other customary events, and customary acceleration rights upon an event of default and (B) offers or rights to convert or exchange Convertible Debt, (v) such Indebtedness shall have pricing, fees (including OID), optional prepayment, redemption premiums and subordination terms as determined by the Borrower and the investors providing such Indebtedness, (vi) the terms and conditions of such Indebtedness (except as otherwise provided in clauses (iv) and (v) above) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) and (vii) such Indebtedness shall not be guaranteed by any Person other than a Loan Party.

“Permitted Warrant” shall mean any call option, warrant or similar derivative instrument that relates to the common stock of the Borrower sold by the Borrower concurrently with the purchase by Borrower of a Permitted Bond Hedge, the purpose of which is to offset the cost to Borrower of such Permitted Bond Hedge.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: IntraLinks or a similar site to which the Lenders have been granted access.

“Pledged Company”: any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
Less than or equal to 1.25 to 1.00	1.25%	0.25%	0.25%
Greater than 1.25 to 1.00 but less than or equal to 1.75 to 1.00	1.50%	0.50%	0.25%
Greater than 1.75 to 1.00 but less than or equal to 2.75 to 1.00	1.75%	0.75%	0.25%
Greater than 2.75 to 1.00	2.00%	1.00%	0.30%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (each such date, an “Adjustment Date”) that is three Business days after each date on which financial statements are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while a Default or Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.2(a).

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative

Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis”: for purposes of calculating compliance with the financial covenants or any other financial ratios or tests, such calculation shall be made in accordance with Section 1.3.

“Projections”: as defined in Section 7.2(b).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender”: as defined in Section 7.2.

“Qualified Capital Stock”: any Capital Stock that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first (91st) day following the Latest Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the ninety-first (91st) day following the Latest Maturity Date.

“Qualified Counterparty”: with respect to any Hedge Agreement or Cash Management Agreement, any counterparty thereto that is, or that at the time such Hedge Agreement or Cash Management Agreement was entered into, was, a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent (or, in the case of any such any Hedge Agreement entered into prior to the Closing Date, any counterparty that was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent on the Closing Date); provided that, in the event a counterparty to a Hedge Agreement or Cash Management Agreement

at the time such Hedge Agreement or Cash Management Agreement was entered into (or, in the case of any Hedge Agreement entered into prior to the Closing Date, on the Closing Date) was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Quarterly Payment Date”: March 31, June 30, September 30 and December 31 of each year.

“Recovery Event”: any settlement of or payment in excess of $5,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinanced Term Loans”: as defined in Section 11.1.

“Refinancing”: the repayment in full of all amounts outstanding under that certain Credit Agreement dated as of December 18, 2012 (the “Existing Credit Facility”) among the Borrower, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and the discharge (or the making of arrangements for discharge) of all Liens granted in connection therewith (other than Liens permitted pursuant to Section 8.3).

“Register”: as defined in Section 11.6(d).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.6(e) for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (x) acquire or repair assets useful in its business or (y) make Permitted Acquisitions.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s or its Subsidiaries’ businesses.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months after such Reinvestment Event, or, if within such twelve (12) month period the Borrower or a Subsidiary has entered into an agreement in definitive form to apply any such Net Cash Proceeds to a Reinvestment Event, then such period shall be extended, solely for purposes of applying such Net Cash Proceeds pursuant to such agreement, for a period of six (6) months and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s or its Subsidiaries’ businesses or make Permitted Acquisitions with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Party Register”: as defined in Section 11.6(d).

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment, or into or from any building or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 11.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived pursuant to PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or binding determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Availability Period”: the period from the Closing Date to the Revolving Termination Date.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments on the Closing Date is $300,000,000.

“Revolving Commitment Increase Effective Date”: as defined in Section 3.8(a).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the LC Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Total Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a), together with Incremental Revolving Loans, if any.

“Revolving Notice Date”: as defined in Section 3.9(b).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Termination Date”: the date that is five (5) years after the Closing Date.

“S&P”: Standard & Poor’s Ratings Services.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Administrative Agent, the Collateral Agent, the Qualified Counterparties, the Issuing Bank and the Swingline Lender, and each of their successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document, Specified Hedge Agreement or Specified Cash Management Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Special Flood Hazard Area”: an area that FEMA’s current flood maps indicate has at least one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) the Borrower or any of its Subsidiaries and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements. No Specified Cash Management Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement; provided, however, nothing herein shall limit the rights of any such Qualified Counterparty set forth in such Specified Cash Management Agreement.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower or any of its Subsidiaries and (b) any Qualified Counterparty, as counterparty; provided that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. No Specified Hedge Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement; provided, however, nothing herein shall limit the rights of any such Qualified Counterparty set forth in such Specified Hedge Agreement.

“Stock Certificates”: Collateral consisting of certificates representing Capital Stock of any Subsidiary of the Borrower for which a security interest can be perfected by delivering such certificates.

“Subordinated Indebtedness”: any Indebtedness of the Borrower or a Guarantor the payment of principal and interest of which and other obligations of the Borrower or such Guarantor in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions customary for the applicable Subordinated Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries (except for purposes of (i) the definition of Unrestricted Subsidiary contained herein and (ii) Sections 5.22, 5.23 and 5.24) for purposes of this Agreement.

“Subsidiary Redesignation”: as defined in Section 7.14.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property; provided that the Borrower shall have a reasonable amount of time to deliver such redated survey, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue customary endorsements or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: a Loan made pursuant to Section 3.3.

“Syndication Agent”: Wells Fargo Bank, National Association, in its capacity as syndication agent under this agreement.

“Taxes”: all present or future taxes, levies, imposts, duties, fees, deductions or withholdings or other charges imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.

“Term B Incremental Term Loans”: Incremental Term Loans syndicated in the institutional term loan market that reflect a “term loan B” structure.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original Total Term Commitments is $300,000,000, which Term Commitments were reduced to zero immediately upon the funding of the Term Loans on the Closing Date.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1, together with any Incremental Term Loans, if applicable.

“Term Loan Increase Effective Date”: as defined in Section 2.4(a).

“Term Loan Maturity Date”: the date that is five (5) years after the Closing Date.

“Term Notice Date”: as defined in Section 2.6(b).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Title Company”: any title insurance company as shall be retained by Borrower and reasonably acceptable to the Collateral Agent.

“Total Assets”: the total consolidated assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Commitments”: at any time, the aggregate amount of the Term Commitments then in effect.

“Transactions”: collectively, (a) the Refinancing, (b) the borrowing of the Loans on the Closing Date, (c) the other transactions contemplated by the Loan Documents and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC Filing Collateral”: Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (A) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary and (B) any subsidiary of an Unrestricted Subsidiary.

“Voting Stock”: of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote, directly or indirectly, in the election of the board of directors or Equivalent Managing Body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or, in the case of any Foreign Subsidiary, other accounting standards, if applicable, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) any references herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP in effect as of the date hereof; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Borrower and the Required Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

1.3 Pro Forma Adjustments.

In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Consolidated Leverage Ratio, the First Lien Leverage Ratio or the Consolidated Interest Coverage Ratio (collectively, the “Financial Ratios”) is being calculated but prior to or simultaneously with the event for which the calculation of such Financial Ratio is made (the “Calculation Date”), then the applicable Financial Ratio, shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable period.

Subject to the last paragraph of this Section 1.3, for purposes of making computations herein, Investments, acquisitions, dispositions, mergers, consolidations, designations and/or redesignations of Unrestricted Subsidiaries and discontinued operations (as determined in accordance with GAAP) that have been made (or committed to be made pursuant to a definitive agreement) by the Borrower or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, designations and/or redesignations of Unrestricted Subsidiaries and discontinued operations (and the change in any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, designation or redesignation of Unrestricted Subsidiaries or discontinued operation that would have required adjustment pursuant to this definition, then the Financial Ratios shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, designation or redesignation or discontinued operation had occurred at the beginning of the applicable period.

Subject to the last paragraph of this Section 1.3. for purposes of this Section 1.3, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation, designation and/or redesignation of Unrestricted Subsidiaries or discontinued operation or other transaction, in each case calculated in the manner described in, and not to exceed the amount set forth in clause (l) of, the definition of Consolidated EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire period (taking into account any obligations under Hedge Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the second paragraph of this Section 1.3. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

Notwithstanding the foregoing or anything to the contrary herein, for purposes of determining any Financial Ratio for purposes of any determination of the Applicable Margin and actual (and not pro forma) compliance with Section 8.1, pro forma effect shall not be given to events occurring following the last day of the applicable period of four consecutive fiscal quarters.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B-1 (which notice must be received by the Administrative Agent prior to 2:00 p.m., New York City time, (i) three (3) Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (ii) one (1) Business Day prior to the anticipated Closing Date, in the case of Base Rate Loans) requesting that the applicable Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Term Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date, each applicable Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower on the Closing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

2.3 Repayment of Term Loans. On each Quarterly Payment Date, beginning with the Quarterly Payment Date on March 31, 2014, the Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the principal amount of Term Loans then outstanding in an amount equal to the percentage set forth opposite such Quarterly Payment Date in this Section 2.3 of the aggregate initial principal amounts of all Term Loans borrowed by the Borrower on the Closing Date pursuant to Section 2.1 (which amounts shall be reduced as a result of the application of prepayments (which, for the avoidance of doubt, shall not include repayments pursuant to this Section 2.3) in accordance with the order of priority set forth in Section 4.8). The remaining unpaid principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term Loan Maturity Date.

Quarterly Payment Date	Percentage
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%

Quarterly Payment Date	Percentage
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	2.50%
June 30, 2016	2.50%
September 30, 2016	2.50%
December 31, 2016	2.50%
March 31, 2017	2.50%
June 30, 2017	2.50%
September 30, 2017	2.50%
December 31, 2017	2.50%
March 31, 2018	2.50%
June 30, 2018	2.50%
September 30, 2018	2.50%

2.4 Incremental Term Loans.

(a) Borrower Request. The Borrower may at any time and from time to time after the Closing Date by written notice to the Administrative Agent elect to increase the Term Facility and/or request the establishment of one or more new term loan facilities (each, an “Incremental Term Facility”) with term loan commitments (each, an “Incremental Term Loan Commitment” and the loans made pursuant to such Incremental Term Loan Commitment, the “Incremental Term Loans”) in an aggregate amount, when combined with the aggregate amount of all Incremental Revolving Commitments that shall have become effective (and assuming the full funding of such Incremental Term Loan Commitment and of all Incremental Revolving Commitments that shall have become effective), not in excess of the Incremental Cap, and in minimum increments of $1,000,000 and a minimum amount of $10,000,000 (or such lesser amount equal to the remaining maximum amount of permitted Incremental Commitments); provided that Incremental Refinancing Facilities and Incremental Term Loans thereunder may be incurred without regard to the Incremental Cap (and any such Term Loans shall not reduce availability under clause (x) of the definition of Incremental Cap). Each such notice shall specify (i) the date (each, a “Term Loan Increase Effective Date”) on which the Borrower proposes that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed)) to whom the Borrower proposes any portion of such Incremental Term Loan Commitment be allocated and the amounts of such allocations.

(b) Conditions. The requested Incremental Term Loan Commitments shall become effective as of such Term Loan Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) [reserved];

(iii) [reserved];

(iv) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(v) no Lender will be required to participate in any Incremental Term Facility without its consent.

(c) Terms of Incremental Term Loans and Incremental Term Loan Commitments. The terms and provisions of the Incremental Term Loans made pursuant to the Incremental Term Loan Commitments shall be as follows:

(i) terms and provisions of Term Loan made pursuant to an Incremental Term Loan Commitment (the “Incremental Term Loans”) shall be on terms consistent with the then-existing Term Loans (except as otherwise set forth herein) and, to the extent not consistent with such existing Term Loans, on terms agreed upon between the Borrower and the Lenders providing such Incremental Term Loans and reasonably acceptable to the Administrative Agent (except as otherwise set forth herein) (it being understood that such Incremental Term Loans may be part of the existing tranche of Term Loans or may comprise one or more new tranches of Term Loans); provided that if such Incremental Term Loans are Term B Incremental Term Loans, the terms of such Incremental Term Facility may include a customary “excess cash flow sweep”; provided that, unless the Incremental Term Facility is an Incremental Refinancing Facility, any amount of excess cash flow subject to such excess cash flow sweep shall be required to be applied to the ratable prepayment of all Term Loans and Incremental Term Loans then outstanding hereunder;

(ii) the weighted average life to maturity of all new Incremental Term Loans shall be no shorter than the then remaining weighted average life to maturity of the existing Term Loans;

(iii) the maturity date of Incremental Term Loans shall not be earlier than the Term Loan Maturity Date; and

(iv) [reserved];

The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Term Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them (in the case of the Administrative Agent, to the extent required herein). The Increase Term Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.4. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to this Agreement.

(d) Making of Incremental Term Loans. On any Term Loan Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender with such an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(e) Ranking. The Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.4 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from (x) security interests created by the Security Documents and the guarantees of the Guarantors and (y) prepayments of the Term Facility unless the Borrower and the Lenders in respect of the Incremental Term Facility elect lesser payments. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of Incremental Loans or any such Incremental Commitments.

2.5 [Reserved.]

2.6 Extension of Maturity Date in Respect of Term Facility.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Term Lenders) not later than 30 days prior to the Term Loan Maturity Date then in effect hereunder in respect of the Term Facility (the “Existing Term Facility Maturity Date”), request that each Term Lender extend such Lender’s Term Loan Maturity Date in respect of the Term Facility; provided that (i) the interest rate margins, interest rate “floors,” fees and maturity applicable to any Term Loan shall be determined by the Borrower and the Extending Lenders and (ii) any such extension shall be on the terms and pursuant to documentation to be determined by the Borrower and the Extending Term Lenders.

(b) Term Lender Elections to Extend. Each Term Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 10 Business Days of delivery of the notice referred to in clause (a) (or such other period as the Borrower and the Administrative Agent shall mutually agree) (the “Term Notice Date”), advise the Administrative Agent whether or not such Term Lender agrees to such extension (and each Term Lender that determines not to so extend its Term Loan Maturity Date (a “Non-Extending Term Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Term Notice Date) and any Term Lender that does not so advise the Administrative Agent on or before the Term Notice Date shall be deemed to be a Non-Extending Term Lender. The election of any Term Lender to agree to such extension shall not obligate any other Term Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Term Lender’s determination under this Section promptly following the Term Notice Date.

(d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Term Lender with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Term Commitment Lender”) as provided in Section 11.6; provided that each of such Additional Term Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Term Commitment Lender shall undertake a Term Commitment (and, if any such Additional Term Commitment Lender is already a Term Lender, its Term Commitment shall be in addition to any other Term Commitment of such Lender hereunder on such date).

(e) Extension Requirement. If (and only if) any Term Lender has agreed so to extend its Term Loan Maturity Date (each, an “Extending Term Lender”), the Term Loan Maturity Date in respect of the Term Facility of each Extending Term Lender and of each Additional Term Commitment Lender shall be extended subject to the terms of any such notice of extension and each Additional Term Commitment Lender shall thereupon become a “Term Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such extension signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects on and as of the effective date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.6, the representations and warranties contained in subsection (b) of Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to subsection (c), of Section 7.1, and (B) no Default exists. In addition, on the Term Loan Maturity Date of each Non-Extending Term Lender, the Borrower shall repay any non-extended Term Loans of such Non-Extending Term Lender outstanding on such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 11.1 or 11.7 to the contrary, and the Borrower and the Administrative Agent shall be entitled to enter into any amendments to this Agreement necessary or desirable to reflect the extensions pursuant to this Section 2.6.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage the sum of (i) the LC Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Availability Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.3 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2 Procedure for Revolving Loan Borrowing.

(a) The Borrower may borrow under the Revolving Commitments during the Revolving Availability Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B-1 (any such notice, a “Borrowing Notice”) (which notice must be received by the Administrative Agent prior to 2:00 p.m., New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance the reimbursement of an LC Disbursement may be given not later than 10:00 a.m., New York City time, on the date of the proposed borrowing), specifying (w) the amount and Type of

Revolving Loans to be borrowed, (x) the requested Borrowing Date, (y) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (z) the location and number of the Borrower’s account to which funds are to be disbursed. If no election as to the Type of Revolving Loan is specified, then the requested borrowing shall be a Base Rate Revolving Loan. If no Interest Period is specified with respect to any requested Eurodollar Revolving Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000 or $1,000,000, as the case may be, such lesser amounts) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000 or $1,000,000, as the case may be, such lesser amounts); provided that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.3 and (y) borrowings of Base Rate Loans pursuant to Section 3.6(e) shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable borrowing notice; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Revolving Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan.

3.3 Swingline Loans.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Availability Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect), (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (iii) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. During the Revolving Availability Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof; provided that the Borrower shall repay all outstanding Swingline Loans on the earlier of (x) the Revolving Termination Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made. Swingline Loans shall be Base Rate Loans only.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed promptly by telecopy or hand delivery of an executed Borrowing Notice), not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.6(g), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline

Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 6.2. Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.2 with respect to Revolving Loans made by such Lender (and Section 3.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

3.4 Revolving Facility Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the Quarterly Payment Date and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) [Reserved.]

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

3.5 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further, that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. Any such reduction shall be in an amount equal to $5,000,000, or a multiple of $1,000,000 in excess thereof (or, if less, the amount of the Revolving Commitments then in effect), and shall reduce permanently the Revolving Commitments then in effect.

3.6 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for its own account (or so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 3.6(k) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any person or entity (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of any Sanctions or Anti-Corruption Laws by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section)), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of

Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal. In the event the Revolving Termination Date shall be extended as provided in Section 3.9, Letters of Credit with expiry dates beyond the original Revolving Termination Date will be limited to the amount of the Revolving Commitments that shall have been extended beyond that date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Revolving Lender, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 6.2.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 1:00 p.m., New York City time on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 3.2 or 3.3 that such payment be financed with a Base Rate Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 3.2 with respect to Revolving Loans made by such Lender (and Section 3.2 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to

Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 4.5(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.6(k). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.1(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Fees and Other Charges.

(i) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Letter of Credit, shared ratably among the Revolving Lenders and payable on each Quarterly Payment Date in arrears on each LC Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrower shall pay to the Issuing Bank for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit, payable quarterly in arrears on each LC Fee Payment Date after the issuance date of such Letter of Credit.

(ii) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.7 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.4(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure of such Defaulting Lender (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 3.3(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 3.6(d) and 3.6(e)) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) each non-Defaulting Lender’s Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment and (z) the conditions set forth in Section 6.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.6(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.6(k) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.4(a) and Section 3.6(k) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 3.6(k) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 105% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with 3.6(j), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.7(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Revolving Percentage.

3.8 Incremental Revolving Commitments.

(a) Borrower Request. The Borrower may at any time and from time to time after the Closing Date by written notice to the Administrative Agent elect to request an increase to the existing Revolving Commitment (an “Incremental Revolving Commitment” and the Loans made pursuant to an Incremental Revolving Commitment, the “Incremental Revolving Loans”) in an aggregate amount, when combined with the aggregate amount of all Incremental Term Loans borrowed hereunder and all Incremental Revolving Commitments that shall have previously become effective (assuming the full funding of all such Incremental Revolving Commitments), not in excess of the Incremental Cap. Each such notice shall specify (i) the date (each, a “Revolving Commitment Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitment shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person (which, if not a Revolving Lender, an Approved Fund or an Affiliate of a Revolving Lender, shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Issuing Bank (each such acceptance not to be unreasonably withheld or delayed)) to whom the Borrower proposes any portion of such Incremental Revolving Commitment be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment.

(b) Conditions. The Incremental Revolving Commitment shall become effective as of such Revolving Commitment Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) [reserved];

(iii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(iv) no Lender will be required to provide all or a portion of the Incremental Revolving Commitments without its consent.

(c) Documentation. The terms of the Incremental Revolving Commitments and the Loans made thereunder shall be identical to the terms of the existing Revolving Commitments and Revolving Loans. The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Revolving Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them (in the case of the Administrative Agent, to the extent required herein). The Increase Revolving Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.8. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Commitments and Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Commitments and Incremental Revolving Loans that are made pursuant to this Agreement.

(d) Reallocation. Following the Revolving Commitment Increase Effective Date:

(i) the Borrower shall (A) at the end of the current Interest Period, in the case of any Eurodollar Revolving Loans then outstanding and (B) within five Business Days, in the case of any Base Rate Revolving Loans outstanding, prepay or repay each such Revolving Loan then outstanding in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 6.2, the Borrower shall reborrow such Revolving Loans from the Revolving Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all such outstanding Loans are held by the Revolving Lenders in such proportion; provided that if at any time after such increase but prior to such prepayment or repayment (1) an Event of Default under Section 9.1(f) shall have occurred and be continuing or (2) any other Event of Default shall have occurred and shall have continued unremedied for a period of at least five Business Days, the Revolving Lenders whose Revolving Commitments have not been assumed or increased pursuant to Section

3.8 (each, a “Non-Increasing Lender”) shall sell to each Revolving Lender whose Revolving Credit Commitment of has been assumed or increased pursuant to Section 3.8 (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall purchase from each Non-Increasing Lender, such participations in the Revolving Loans then outstanding in an amount such that, after giving effect to all such purchases and sales, all outstanding Revolving Loans are held by Lenders in proportion to their respective Revolving Commitments, after giving effect to such assumptions and increases;

(ii) each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 3.6(d)) in each Letter of Credit in an amount such that, after giving effect to all such purchases and sales, the LC Exposure is held by Revolving Lenders in proportion to their respective Revolving Commitments after giving effect to such assumptions and increases; and

(iii) each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in 3.3(c)) in each Swingline Loan in an amount such that, after giving effect to all such purchases and sales, all outstanding Swingline Exposures are held by Revolving Lenders in proportion to their respective Revolving Credit Commitments after giving effect to such assumptions and increases.

3.9 Extension of Maturity Date in Respect of Revolving Facility.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not later than 30 days prior to the Revolving Termination Date then in effect hereunder in respect of the Revolving Facility (the “Existing Revolving Facility Maturity Date”), request that each Revolving Lender extend such Lender’s Revolving Termination Date in respect of the Revolving Facility; provided that (i) the interest rate margins, interest rate “floors,” fees and maturity applicable to any Revolving Loan shall be determined by the Borrower and the Extending Revolving Lenders and (b) any such extension shall be on the terms and pursuant to documentation to be determined by the Borrower and the Extending Revolving Lenders.

(b) Revolving Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 10 Business Days of delivery of the notice referred to in clause (a) (or such other period as the Borrower and the Administrative Agent shall mutually agree) (the “Revolving Notice Date”), advise the Administrative Agent whether or not such

Revolving Lender agrees to such extension (and each Revolving Lender that determines not to so extend its Revolving Termination Date (a “Non-Extending Revolving Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Revolving Notice Date) and any Revolving Lender that does not so advise the Administrative Agent on or before the Revolving Notice Date shall be deemed to be a Non-Extending Revolving Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Revolving Lender’s determination under this Section promptly following the Revolving Notice Date.

(d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Revolving Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Revolving Commitment Lender”) as provided in Section 11.6; provided that each of such Additional Revolving Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Revolving Commitment Lender shall undertake a Revolving Commitment (and, if any such Additional Revolving Commitment Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to any other Revolving Commitment of such Lender hereunder on such date).

(e) Extension Requirement. If (and only if) any Revolving Lender has agreed so to extend their Revolving Termination Date (each, an “Extending Revolving Lender”), the Revolving Termination Date in respect of the Revolving Facility of each Extending Revolving Lender and of each Additional Revolving Commitment Lender shall be extended subject to the terms of any such notice of extension and each Additional Commitment Revolving Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such extension signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects on and as of the effective date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 3.9, the representations and warranties contained in subsection (b) of Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to subsection (c), of Section 7.1, and (B) no Default exists. In addition, on the Revolving Termination Date of each Non-Extending Revolving Lender, the Borrower shall repay any non-extended Revolving Loans of such Non-Extending Revolving Lender outstanding on such date

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 11.1 or 11.7 to the contrary, and the Borrower and the Administrative Agent shall be entitled to enter into any amendments to this Agreement necessary or desirable to reflect the extensions pursuant to this Section 3.9.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 p.m., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 2:00 p.m., New York City time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans and if such payment is to be applied to prepay the Term Loans, the manner in which such prepayment is to be applied pursuant to Section 4.8(b); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11; provided, further, that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other Disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other Disposition of assets does not occur. Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid, to the extent required by Section 4.5. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Partial prepayments of Base Rate Loans (including Swingline Loans) shall be in an aggregate principal amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof.

4.2 Mandatory Prepayments.

(a) If after the Closing Date any Indebtedness shall be incurred or issued by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Term Loans as set forth in Section 4.2(d).

(b) (1) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 4.2(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(d); provided further that no prepayment of the Term Loans pursuant to this clause (b) shall be required if at such time the Consolidated Leverage Ratio is less than or equal to 1.25 to 1.00, on a Pro Forma Basis.

(2) Notwithstanding the foregoing, to the extent that (and for so long as) any of or all of the Net Cash Proceeds of any Asset Sale or any Recovery Event by a Foreign Subsidiary giving rise to mandatory prepayment pursuant to Section 4.2(b)(1) (each such Asset Sale and Recovery Event, a “Specified Asset Sale”) are prohibited or delayed by applicable local Requirements of Law from being repatriated to the jurisdiction of organization of the Borrower, the calculation of Net Cash Proceeds shall be reduced by the amount so prohibited or delayed; provided, that once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local Requirements of Law, the Group Members shall be treated as having received Net Cash Proceeds equal to the amount of such reduction.

(c) [Reserved].

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 4.2(a) or 4.2(b) shall be applied to the prepayment of the Term Loans in accordance with Section 4.8 and first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) The Total Term Commitments (and the Term Commitments of each Lender) shall terminate in its entirety at 5:00 p.m., New York City time, on the Closing Date.

(f) If for any reason the Total Revolving Extensions of Credit exceeds the Total Revolving Commitments, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the LC Obligations in an aggregate amount equal to such excess.

4.3 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 p.m., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 p.m., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4 Limitations on Eurodollar Tranches.

Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or integral multiples of $1,000,000 in excess thereof (or, if less, the then outstanding amount of the Eurodollar Loans (or, in the case of a conversion, Base Rate Loans) to be borrowed, converted or continued) and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) Overdue amounts shall bear interest at a rate per annum equal to (i) in the case of the Loans (including, overdue payments of principal and interest), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (ii) in the case of Reimbursement Obligations, the non-default rate applicable to Base Rate Loans under the Revolving Facility plus 2.00% and (iii) in the case of any such other amounts that do not relate to a particular Facility, the non-default rate then applicable to Base Rate Loans under the Revolving Facility plus 2.00%, in each case from the date payment of such amount was due until paid in full.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.6 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter but at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8 Pro Rata Treatment; Application of Payments; Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans made pursuant to Section 4.1 shall be applied to reduce the then remaining installments of the Term Loans as directed by the Borrower or, in the absence of such direction, in direct order of maturity. The amount of each principal prepayment of the Term Loans made pursuant to Section 4.2 shall be applied in the following order or priority: (i) first, in direct order of maturity to the next eight scheduled quarterly payments due in respect of the Term Loans under Section 2.3 and (ii) thereafter, to the remaining scheduled quarterly payments due in respect of the Term Loans on a pro rata basis.

(c) Each payment on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction, defense, recoupment, setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.8 (i) shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) shall not restrict any transactions permitted by Section 11.6, or any “amend and extend” transactions.

4.9 Requirements of Law.

(a) If the adoption of, taking effect of or any change, in each case after the date the applicable Lender becomes a party to this Agreement or the applicable Participant acquires a participation in all or a portion of a Lender’s rights and obligations under this Agreement, in any Requirement of Law or in the administration, interpretation or application thereof or compliance by any Lender or Issuing Bank with any request, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (and, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), and all requests, rules, guidelines or directives respectively in connection therewith are deemed to have gone into effect and adopted subsequent to the date hereof):

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Bank that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Borrower shall promptly pay such Lender or Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Bank for such increased cost or reduced amount receivable. If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Bank shall have reasonably determined that the adoption of, taking effect of or any change in any Requirement of Law, in each case after the date the applicable Lender becomes a party to this Agreement or the applicable

Participant acquires a participation in all or a portion of a Lender’s rights and obligations under this Agreement, regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (and, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all requests, rules, guidelines or directives respectively in connection therewith are deemed to have gone into effect and adopted subsequent to the date hereof) shall have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender or Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Bank to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any certificate referred to above within thirty (30) days after receipt thereof.

(d) For the avoidance of doubt, the foregoing provisions of this Section 4.9 shall not apply in the case of Taxes, which shall instead be governed exclusively by Section 4.10.

4.10 Taxes.

(a) Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by law) be made free and clear of and without deduction or withholding for any Taxes, provided that if any Loan Party or any other applicable withholding agent shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from any sum paid or payable by any Loan Party under any of the Loan Documents, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section 4.10) the applicable Agent or Lender, as the case may be, receives on the due date a net amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Loan Parties shall, jointly and severally, indemnify each Agent or Lender, within ten (10) business days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 4.10) imposed on or payable by such Agent or Lender, as the case may be, with respect to this Agreement or any other Loan Document, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered by a Lender (with a copy to the relevant Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders. Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. If any form, certification or other documentation provided by a Lender pursuant to this Section 4.10(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower and the Administrative Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Borrower and the Administrative Agent in writing that such Lender is not legally eligible to do so.

Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent duly completed and executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Administrative Agent) as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(i) IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable (a “Tax Status Certificate”) and (y) IRS Form W-8BEN (or any successor thereto),

(iv) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), or

(v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

Notwithstanding anything to the contrary in this Section 4.10(e), no Lender shall be required to deliver any documentation pursuant to this Section 4.10(e) that it is not legally eligible to provide.

(f) FATCA. Without limiting the generality of Section 4.10(e), each Lender shall use commercially reasonable efforts to deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to avoid or reduce the imposition of withholding obligations under FATCA with respect to such Lender.

(g) If any Agent or Lender determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against other Taxes due) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 4.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s written reasonable request, provide the Borrower with a copy of any notice of assessment or other evidence reasonably satisfactory to the Borrower of the requirement to repay such refund received from the Governmental Authority. This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

(i) For purposes of this Section 4.10, the term “Lender” shall include the Issuing Bank and the Swingline Lender.

4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of, or a conversion from, Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of such Eurodollar Loans when and as required pursuant to the terms of this Agreement. Such indemnification may include an amount (other than with respect to clause (d) equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin and the Eurodollar Floor included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a), (b) or (c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or any unreimbursed costs or expenses; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a), (b) or (c). The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.

4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a), (b) or (c) (such Lender, an “Affected Lender”), (b) is a Non-Consenting Lender or (c) is a Defaulting Lender, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (b) or (c), (iii) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or entity shall be an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that, except in the case of clause (c) hereof, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), (b) or (c), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in the case of a Non-Consenting Lender, the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender.

4.14 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), a Related Party Register), in each case pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the form of Exhibit E-1, E-2 or E-3, respectively, with appropriate insertions as to date and principal amount.

4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue, amend, extend, renew or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1 Financial Condition.

(a) [Reserved].

(b) (i) The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries ended on December 31, 2012, 2011 and 2010, accompanied by a report from Ernst & Young LLP and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its Subsidiaries for the fiscal quarters ended on September 30, 2013, June 30, 2013 and March 31, 2013, present fairly in all material respects the consolidated financial condition of each of the Borrower and its Subsidiaries, as at such dates, and the consolidated results of their operations and cash flows for such period then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to clause (ii) above). All such financial statements delivered pursuant to clauses (b)(i) and (b)(ii) above, including the related schedules and notes thereto, have been prepared substantially in accordance with GAAP applied consistently throughout the periods involved (subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to clause (ii) above).

5.2 No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Except as permitted under Section 8.4, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with the terms of its Organizational Documents and (e) is in compliance with the terms of all Requirements of Law and all Governmental Authorizations, except to the extent that any failure under clause (a) (with respect to any Group Member other than the Borrower) or clauses (b), (c) and (e) to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 5.4 to the Disclosure Letter, (b) consents, authorizations, filings and notices which have been, or will be, obtained or made and are in full force and effect on or before the Closing Date, (c) any such consent, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect, and (d) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit hereunder, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Organizational Documents of any Loan Party, (b) any Requirement of Law, Governmental Authorization or any Contractual Obligation of any Group Member and (c) will not result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 8.3), except for any violation set forth in clause (b)or (c) which could not reasonably be expected to have a Material Adverse Effect.

5.6 Litigation and Adverse Proceedings. Except as disclosed on Schedule 5.6 to the Disclosure Letter, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens.

(a) Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 8.3. The tangible Property of the Group Members, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the tangible Property which is required for the business and operations of the Group Members as presently conducted.

(b) Schedule 8 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in real property (i) owned by any Loan Party as of the Closing Date and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the Closing Date.

(c) No Mortgage encumbers improved real property that is located in Special Flood Hazard Area unless flood insurance under the applicable Flood Insurance Laws has been obtained in connection with Section 7.5.

5.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member has good and marketable title to, or a valid license or right to use, all Intellectual Property reasonably necessary for the conduct of its business, in each case, free and clear of any Liens (except as permitted by Section 8.3). Except as could not reasonably be expected to have a Material Adverse Effect: (a) the conduct of, and the use of Intellectual Property in, the business of the Group Members as currently conducted (including the products and services of the Group Members) does not to the knowledge of any Loan Party infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (b) no such claim is pending, and in the last two (2) years, there has been no such claim, to the knowledge of any Loan Party, threatened in writing against any Group Member; (c) to the knowledge of any Loan Party, there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against any Group Member; (d) to the knowledge of any Loan Party, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of any Group Member, and there has been no such claim asserted or threatened in writing against any third party by any Group Member or to the knowledge of any Loan Party, any other Person; and (e) each Group Member has at all times complied with all applicable laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Group Member.

5.10 Taxes. Each Loan Party has filed or caused to be filed all federal, state and other tax returns that are required to be filed by it and each Loan Party has paid all federal, state and other taxes and any assessments made in writing against it or any of its property by any Governmental Authority (other than (a) any which are not yet delinquent or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) any which the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect).

5.11 Federal Reserve Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board.

5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived has occurred or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan and Multiemployer Plan is in compliance in all respects with the applicable provisions of ERISA and the Code except where such Reportable Event, failure, or non-compliance could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to have a Material Adverse Effect. No withdrawal by any Loan Party or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA has occurred or is reasonably expected to occur, except as could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to have a Material Adverse Effect. Except as could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to have a Material Adverse Effect, no termination of a Single Employer Plan has occurred or is reasonably expected to occur. No Lien against any Loan Party or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen during the past five years, except as could not reasonably be expected to have a Material Adverse Effect. No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Plan, except as could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to have a Material Adverse Effect. No Loan Party or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and no Loan Party or any Commonly Controlled Entity reasonably would become subject to any liability under ERISA if any such Loan Party or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except, in each case, for any liability that could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to result in a Material Adverse Effect. No failure to make a required contribution to a Multiemployer Plan has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), except as could not, individually or together with all other events or conditions described in this Section 5.13, reasonably be expected to have a Material Adverse Effect. No Foreign Plan Event has occurred that, individually or together with all other events or conditions described in this Section 5.13, could reasonably be expected to result in a Material Adverse Effect.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.15 Capital Stock and Ownership Interests of Subsidiaries. As of the Closing Date (a) Schedule 5.15 to the Disclosure Letter sets forth the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member (other than the Borrower), states the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member (other than the Borrower), except as created by the Loan Documents or as permitted hereby. Except as listed on Schedule 5.15 to the Disclosure Letter, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

5.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Transactions, including the payment of fees and expenses related thereto. The proceeds of the Revolving Loans shall be used on the Closing Date to finance a portion of the Transactions, including the payment of fees and expense related thereto. After the Closing Date, the proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, to finance working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

5.17 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned or, to the Borrower’s knowledge, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received any written claim, demand or notice of violation alleging actual or potential liability with respect to any Environmental Laws relating to any Group Member;

(c) Materials of Environmental Concern have not been transported, sent for treatment or disposed of from the Properties by any Group Member or, to the Borrower’s knowledge, by any other person in violation of, or in a manner or to a location that could reasonably be expected to give rise to result in any Group Member incurring liability under, any Environmental Law, nor have any Materials of Environmental Concern been released, generated, treated, or stored by any Group Member or, to the Borrower’s knowledge, by any other person at, on, under or from any of the Properties in violation of, or in a manner that could reasonably be expected to result in any Group Member incurring liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the Borrower’s knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or relating to any Group Member;

(e) each Group Member, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws; and

(f) no Group Member has assumed by contract any liability of any other Person under Environmental Laws, nor is any Group Member paying for or conducting , in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law.

5.18 Disclosure. No written statement contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than information of a general economic or industry-specific nature), when taken as a whole, and together with any information disclosed in Borrower’s public filings with the SEC, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in the light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that (i) with respect to the projections and other pro forma financial information contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and (ii) no representation is made with respect to information of a general economic or industry nature.

5.19 Security Documents. The Guarantee and Collateral Agreement and each other Security Document is, or upon execution will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers endorsing the Pledged Equity Interest and executed by the owner of such shares or interests) are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document, when financing statements and other filings specified on Schedule 5.19 to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 5.19 to the Disclosure Letter and upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Documents), the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3) subject in the case of the Intellectual Property that is the subject of any application or registration, to the recordation of appropriate evidence of the Collateral Agent’s Lien in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate, and the taking of actions and making of filings necessary under the applicable Requirements of Law to obtain the equivalent of perfection.

5.20 Solvency. The Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be Solvent.

5.21 Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party with respect to any Subordinated Indebtedness.

5.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.23 Anti-Terrorism Laws.

(a) No Loan Party, or, to the knowledge of any Loan Party, any of its Subsidiaries, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Subsidiaries of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each, a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated or associated with a person listed above.

(c) No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.24 Patriot Act. The Borrower and each of its Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or substantially concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement and each other Security Document (except for Mortgages and other deliverables as set forth in Section 7.10) required to be delivered on the Closing Date, executed and delivered by the Borrower and each other Loan Party that is a party thereto, (iii) a perfection certificate in customary form and substance and (iv) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date.

(b) Refinancing. Upon the making of the initial extension of credit hereunder, all obligations under the Existing Credit Agreement shall have been paid in full and all commitments to extend credit thereunder shall have been terminated and the liens securing the loans and other obligations thereunder shall have been terminated and released, in each case in a manner reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received a reasonably satisfactory payoff letter with respect thereto.

(c) Financial Statements. The Joint Lead Arrangers shall have received, (i) the financial statements described in Section 5.1(b) and (ii) forecasts of the consolidated financial performance of the Borrower and its Subsidiaries, (x) on an annual basis, through December 31, 2018 and (y) on a quarterly basis, through December 31, 2014.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction where each Loan Party is organized.

(e) Fees. The Borrower and its Subsidiaries shall have paid all fees as set forth under the Fee Letter and any upfront fees due to the Lenders, as agreed between the Borrower and the Joint Lead Arrangers (which upfront fees, in the case of the Term Loans, may be structured as original issue discount at the option of the Joint Lead Arrangers). The Joint Lead Arrangers and the Agents shall have received, to the extent invoiced at least one Business Day prior to the Closing Date, all reasonable and documented out-of-pocket costs and expenses required to be paid and all accrued all reasonable and documented out-of-pocket costs and expenses required to be paid, including without limitation, the reasonable and invoiced fees and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction, if required).

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(g) Legal Opinion. The Administrative Agent shall have received the legal opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G. Such legal opinion shall be addressed to the Agents and the Lenders and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require that are customary for transactions of this kind.

(h) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, if applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any)

pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement and Intellectual Property Security Agreement required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(j) Patriot Act, Etc. The Administrative Agent shall have received no later than three (3) Business Days prior to the Closing Date, with respect to such documents and other information requested in writing at least five (5) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate, in the form of Exhibit H, from a senior financial officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby are Solvent.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(m) Approvals. All approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings with, any Governmental Authority or any other Person necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(n) Material Adverse Effect. Since December 31, 2012, there shall not have occurred any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(o) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clause (n) of this Section 6.1 and clauses (a), (b) and (c) of Section 6.2.

6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (other than the amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit), including the initial extension of credit on the Closing Date, requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Financial Covenants. The Borrower shall be in compliance with each of the Financial Covenants set forth in Section 8.1 on and as of such date, on a Pro Forma Basis, to be determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b).

(d) Notices. The Borrower shall have delivered to the Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender, the notice of borrowing or a request for issuance of Letter of Credit, as the case may be, for such extension of credit in accordance with this Agreement.

Each borrowing by and issuance of a Letter of Credit (other than the amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding, or any Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements and Specified Cash Management Agreements), the Borrower shall and shall cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending on December 31, 2013, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operation, and cash flows of the Borrower in accordance with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end audit adjustments and the absence of footnotes) and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts; and

(c) at such time as reasonably determined by the Administrative Agent in consultation with the Borrower, after the financial statements of the Borrower and its consolidated Subsidiaries are required to be delivered pursuant to Section 7.1(a), the Borrower shall participate in a conference call during normal business hours to discuss results of operations of the Borrower and its consolidated Subsidiaries with the Lenders.

(d) Simultaneously with the delivery of each set of consolidated financial statements pursuant to Section 7.1(a) or 7.1(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Information required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Responsible Officer of the Borrower.

7.2 Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent will deliver to each Lender) and the Collateral Agent (as applicable):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), (i) a certificate of a Responsible Officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date), and, at the request of the Administrative Agent, promptly deliver to the Collateral Agent an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property and (iii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (which Compliance Certificate shall, among other things, set forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein) and, if applicable, for determining the Applicable Margins and Commitment Fee Rate;

(b) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending on December 31, 2014, a detailed consolidated budget prepared by management for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(c) [reserved]; and

(d) promptly, such additional financial and other information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries as the Administrative Agent may from time to time reasonably request, including, without limitation, other information with respect to the Patriot Act.

The Administrative Agent may deliver such information to the Lenders by posting such information to the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent applicable such Borrower Materials shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.3 Payment of Taxes. Pay all Taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority before they become delinquent, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) where the failure to pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (i) above solely with respect to any Subsidiary of the Borrower, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Organizational Documents and Requirements of Law (including, without limitation, and as applicable, ERISA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.5 Maintenance of Property; Insurance. (a) Except as permitted by Section 8.5, keep all material Property useful and necessary in its business in good working order and condition, subject to casualty, condemnation, ordinary wear and tear and obsolescence, and (b) maintain insurance with financially sound and reputable insurance companies on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower will furnish to the Administrative Agent, upon its reasonable request, information in reasonable detail as to the insurance so maintained. If any improvement located on any Mortgaged Property is at any time located in an area identified by the FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties (which inspection shall not include any invasive sampling of the Environment) and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided that the Borrower or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided that, unless an Event of Default has occurred and is continuing, only one (1) such visit in any calendar year shall be permitted and such visit shall be at the Borrower’s expense.

7.7 Notices. Promptly give notice to the Administrative Agent of (and the Administrative Agent will deliver any such notice to each Lender):

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that may exist at any time between any

Group Member and any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(c) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower obtains actual knowledge thereof, except to the extent as such events could not reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any Single Employer Plan or Multiemployer Plan, the creation of any Lien against any Loan Party or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or (iii) the occurrence of a Foreign Plan Event; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower or the relevant Subsidiary proposes to take with respect thereto. The Administrative Agent may deliver such notices and certificates to the Lenders by posting such information to the Platform.

7.8 Environmental Laws.

(a) Comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws to address Materials of Environmental Concern, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9 [Reserved.]

7.10 Post-Closing; Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any Intellectual Property, as to which the Loan Parties shall comply with Section 7.2 and (z) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (but in any event within 60 days following such acquisition or such later date as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, subject only to Liens permitted by Section 8.3, including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law, or such other instrument in form and substance reasonably acceptable to the Collateral Agent, or as may be reasonably requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 owned or acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by a Group Member that is not a Loan Party), promptly (but in any event within 90 days or such later date as the Collateral Agent may agree) (i) execute and deliver a first priority Mortgage subject to Liens permitted under Section 8.3 hereof, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Collateral Agent; provided that in jurisdictions that impose material mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 105% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent), as well as a Survey or any existing survey in lieu thereof, each of the foregoing in form and substance sufficient for the title company to omit the so-called “standard survey exception” and otherwise reasonably satisfactory to the Administrative Agent, (iii) deliver to the Collateral Agent legal opinions relating to, among other things, the enforceability, due authorization, execution and delivery of the applicable Mortgage, which opinions shall be in customary form and substance reasonably satisfactory to the Collateral Agent and (iv) if the buildings comprising a portion of such Mortgaged

Property is located in a Special Flood Hazard Area, deliver to the Administrative Agent a “Life-of-Loan” Federal Emergency Standard Flood Hazard Determination together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto, and evidence of flood insurance confirming that such insurance has been obtained and any and all other documents as the Collateral Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary, Disregarded Domestic Person, Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date by any Group Member (except that, for the purposes of this paragraph (c), the term “new Subsidiary” shall include any existing Subsidiary that ceases to be a Foreign Subsidiary, Unrestricted Subsidiary, Disregarded Domestic Person, Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary or an Immaterial Subsidiary), promptly (but in any event within 60 days or such later date as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents, (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted by Section 8.3 hereof) in all or substantially all, or any portion of the property of such new Subsidiary that is required to become subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Collateral Agent shall determine, in its reasonable discretion, including (x) within 90 days or such later date as the Collateral Agent may agree, cause the requirements in clause (b) above to be satisfied as to the owned real property of such new Subsidiary with a value in excess of the threshold described in such clause (b), and (y) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance; provided that such opinions will only be given as to Subsidiaries other than Immaterial Subsidiaries.

(d) With respect to any new “first-tier” Foreign Subsidiary created or acquired after the Closing Date (other than any Immaterial Subsidiary or any Foreign Subsidiary excluded pursuant to Section 7.10(f)) by any Loan Party, promptly (but in any event within 60 days or such later date as the Collateral Agent may agree) (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged) and (B) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein.

(e) [Reserved].

(f) Notwithstanding anything to the contrary in this Section 7.10, (x) paragraphs (a), (b), (c) and (d) of this Section 7.10 shall not apply to (i) any property, new Subsidiary or Capital Stock of a “first-tier” Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent and the Borrower have reasonably determined that (A) the collateral value thereof is insufficient to justify the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest therein or (B) such security interest would violate any applicable law; (ii) any property which is otherwise excluded or excepted under the Guarantee and Collateral Agreement or any corresponding section of any Security Document; or (iii) any Excluded Assets; and (y) no foreign law security or pledge agreements will be required.

7.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12 [Reserved].

7.13 Use of Proceeds. The Borrower shall use the proceeds of the Loans, together with the proceeds of the Swingline Loans and the Letters of Credit, solely as set forth in Section 5.16.

7.14 Designation of Subsidiaries. The Borrower shall be permitted, after the Closing Date, to designate as an Unrestricted Subsidiary by written notice to the Administrative Agent any Subsidiary acquired or organized subsequent to the Closing Date, so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Consolidated Leverage Ratio shall not exceed 2.75 to 1.00 on a Pro Forma Basis, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 8.7 (for the avoidance of doubt, neither the Borrower nor any of its Subsidiaries shall be required to capitalize or otherwise maintain or preserve the financial condition of such Unrestricted Subsidiary), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 8.7, and (e) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (d), and containing the calculations and information required by the preceding clause (b). The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Consolidated Leverage Ratio shall not exceed 2.75 to 1.00 on a Pro Forma Basis, (iii) the representations and warranties set forth in Article 5 and in the other Loan Documents shall be true and correct in all material respects immediately after giving effect to such Subsidiary Redesignation, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iii), and containing the calculations and information required by the preceding clause (ii); provided, further, that no Unrestricted Subsidiary that has been designated as a Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements or any Specified Cash Management Agreements), the Borrower shall not, and shall not permit any of its Subsidiaries to:

8.1 Financial Covenants.

(a) Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
December 31, 2013	3.50 to 1.00
March 31, 2014	3.50 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014	3.50 to 1.00
December 31, 2014	3.50 to 1.00
March 31, 2015	3.25 to 1.00
June 30, 2015	3.25 to 1.00
September 30, 2015	3.25 to 1.00
December 31, 2015	3.25 to 1.00
March 31, 2016 and thereafter	3.00 to 1.00

(b) Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.50 to 1.00.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to any Group Member; (iii) any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 8.7(g), any Group Member that is not a Loan Party owed to a Loan Party; provided that in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party, such Indebtedness shall be, if requested by the Administrative Agent, subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Guarantee Obligations incurred in the ordinary course of business by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 8.7(g), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 to the Disclosure Letter and any Permitted Refinancing thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Subsidiary secured by Liens permitted by Section 8.3(g), and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(f) Hedge Agreements permitted under Section 8.11;

(g) (i) Indebtedness of the Borrower or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business, (ii) Indebtedness in respect of letters of credit or guarantees issued or incurred to secure leases or similar obligations in the ordinary course of business and (iii) Indebtedness in respect of letters of credit outstanding on the date hereof and set forth on Schedule 8.2(g) to the Disclosure Letter and other letters of credit and secured by cash collateral permitted under Section 8.3(x), and any extensions or renewals of such letters of credit that do not increase the amount of such Indebtedness;

(h) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary of any Loan Party (such Person, an “Acquired Person”) or secured by any assets acquired, together with all Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any acquisition permitted under Section 8.7, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person or the assets acquired and (iii) the aggregate principal amount at any time outstanding of such Indebtedness does not exceed $200,000,000; provided that the requirement of this clause (iii) shall not apply if the Consolidated Leverage Ratio calculated on a Pro Forma Basis does not exceed (x) 2.50 to 1.00, for the period beginning on the Closing Date through and including December 31, 2014, (y) 2.25 to 1.00, for the period beginning on January 1, 2015 through and including December 31, 2015 and (z) 2.00 to 1.00, for the period beginning on January 1, 2016 and thereafter; and any Permitted Refinancing of the foregoing;

(j) [Reserved];

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(l) Indebtedness of the Borrower or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, Earn-Out Obligations and similar obligations in connection with investments, acquisitions or sales of assets and/or businesses;

(m) (i) Permitted Unsecured Debt (provided, that the aggregate principal amount of all outstanding Permitted Net Share Settled Convertible Debt shall not exceed $230,000,000 at any time) and (ii) any Permitted Refinancing of the Indebtedness described in clause (i);

(n) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 9.1(h);

(o) Guarantee Obligations incurred by any Loan Party in respect of Indebtedness otherwise permitted by this Section 8.2; provided that such Guarantee Obligations are permitted under Section 8.7;

(p) other Indebtedness (including Convertible Debt) of the Borrower or any of the Guarantors in an aggregate principal amount (for the Borrower and all Guarantors) not in excess of $100,000,000 at any time outstanding;

(q) Indebtedness of Foreign Subsidiaries and Subsidiaries of the Borrower that are not Loan Parties not in excess of $225,000,000 at any time outstanding;

(r) Indebtedness representing deferred compensation to future, present or former employees, officers, directors or consultants of the Borrower or any Subsidiary;

(s) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) to finance the purchase or redemption of Capital Stock permitted by Section 8.6(d);

(t) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u) Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof; and

(v) Indebtedness in respect of overdraft facilities, foreign exchange facilities, payment facilities, cash management obligations and similar obligations incurred in the ordinary course of business.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes, assessments or governmental charges or levies (i) that are not overdue for a period of more than 30 days, (ii) that are being contested in good faith by appropriate proceedings that stay the enforcement of such claim; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP, (iii) that arise from government allowed payment plans providing for payment of Taxes over a period of time not to exceed one year that stay the enforcement of such Lien and for which adequate reserves have been established in accordance with GAAP, or (iv) whose failure to pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b) Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture and sale of the property or assets subject to any such Lien;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit or guarantees issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan;

(d) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e) easements, zoning restrictions, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions and other similar encumbrances incurred in the ordinary course of business, and minor title deficiencies, in each case that do not in any case individually or in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3 to the Disclosure Letter and any renewals or extensions of any of the foregoing; provided that no such Lien is spread to cover any additional property after the Closing Date (other than improvements thereon) and the Indebtedness secured thereby is permitted by Section 8.2(d);

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and any additions, accessions, parts, improvements and attachments thereto) and (ii) the amount of Indebtedness secured thereby is not increased other than as permitted by Section 8.2(e);

(h) Liens created pursuant to the Security Documents or any other Loan Document;

(i) Liens approved by Collateral Agent appearing on the policies of title insurance being issued in connection with any Mortgages;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) licenses, leases or subleases granted to third parties or Group Members in the ordinary course of business which, individually or in the aggregate, do not (i) materially impair the use (for its intended purposes) or the value of the property subject thereto or (ii) materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

(l) Liens securing judgments not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(n) Liens existing on property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed) or at the time any applicable Person is acquired, and any modification, replacement, renewal or extension thereof; provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member not subject to such Lien at the time of acquisition (other than improvements thereon and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition) and (iii) the Indebtedness secured by such Liens is permitted by Section 8.2(i);

(o) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness, and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(p) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(q) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(r) Liens on assets of Foreign Subsidiaries and Subsidiaries of the Borrower that are not Loan Parties securing indebtedness of such Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 8.2;

(s) Liens not otherwise permitted by this Section so long as the aggregate outstanding amount of the obligations secured thereby do not exceed $50,000,000 at any one time;

(t) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or Indebtedness permitted under Section 8.2(v);

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(v) licenses and sub-licenses of Intellectual Property granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(w) Liens (i) on deposits of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property in a permitted Disposition and (iii) earnest money deposits of cash or Cash Equivalents made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder; and

(x) Liens on up to $25,000,000 of cash collateral (which may consist of deposit accounts, securities accounts, certificates of deposit or similar property) securing obligations in respect of letters of credit permitted under Section 8.2(g)(iii).

8.4 Fundamental Changes. Merge into, amalgamate or consolidate with any Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or be amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any other Subsidiary of the Borrower (provided that if only one party to such transaction is a Guarantor, such Guarantor shall be the continuing or surviving corporation) or (iii) subject to Section 8.7(g), with or into any other Group Member;

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or, subject to Section 8.7(g) (to the extent applicable), any other Group Member;

(c) any Subsidiary that is not a Loan Party may (i) merge, consolidate or otherwise combine (including via contribution or sale) with or into any Subsidiary that is not a Loan Party or (ii) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a voluntary liquidation) to (x) another Subsidiary that is not a Loan Party or (y) to a Loan Party;

(d) any Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 8.7;

(e) transactions permitted under Section 8.5 shall be permitted;

(f) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(g) without limiting the foregoing, so long as after giving effect thereto (i) no Default or Event of Default shall exist and (ii) the Borrower is the surviving corporation, the Borrower may merge with any other Person that is not a Subsidiary of the Borrower.

For the avoidance of doubt, nothing in this Agreement shall prevent any Subsidiary of the Borrower from being converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation; provided that (i) the Administrative Agent shall have been provided at least 10 days’ prior written notice of such change (or such other period acceptable to the Administrative Agent in its sole discretion) and (ii) the relevant Group Member shall take all such actions and execute all such documents as the Administrative Agent or the Collateral Agent may reasonably request in connection therewith.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(b) the sale of inventory, equipment and owned or leased vehicles, each in the ordinary course of business;

(c) Dispositions permitted by Sections 8.4(a), 8.4(b), 8.4(c), 8.4(d) and 8.4(f);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor or, if such Subsidiary is not a Loan Party, to any other Group Member;

(e) any Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Guarantor or, subject to Section 8.7(g) (to the extent applicable), any other Group Member, and any Subsidiary that is not a Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Subsidiary that is not a Guarantor;

(f) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(g) (i) Licenses and sub-licenses, or leases or subleases, of personal (including Intellectual Property) or real property in the ordinary course of business (including on an intercompany basis) and (ii) sales or contributions of Intellectual Property to the Borrower and its Subsidiaries;

(h) the Disposition of other property having an aggregate book value, for all such Dispositions during the term of this Agreement, not to exceed 20% of the consolidated assets of the Borrower and its Subsidiaries determined as of the date of the most recent financial statements of the Borrower available at the time of the most recent such Disposition; provided (x) the consideration received for such assets shall be in an amount at least equal to fair market value thereof and (y) that at least 75% of the consideration received in connection therewith consists of cash or Cash Equivalents (provided that any Designated Non-Cash Consideration received in connection with such Disposition, together with all other Designated Non-Cash Consideration received pursuant to this clause (h), having an aggregate fair market value not to exceed 5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this clause (h) and for no other purpose);

(i) the issuance or sale of shares of any Subsidiary’s Capital Stock to qualify directors if required by applicable law;

(j) Dispositions or exchanges of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(l) the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable or desirable to maintain and/or material in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(m) the Disposition of Property which constitutes a Recovery Event;

(n) Dispositions consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(o) Investments in compliance with Section 8.7;

(p) dispositions of non-core assets acquired in connection with any Permitted Acquisition in an aggregate amount not to exceed $50,000,000 per calendar year;

(q) the disposition of property which constitutes, or which is subject to, a Recovery Event;

(r) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s) sales of Margin Stock for fair market value payable in cash or Cash Equivalents;

(t) the unwinding of any Hedge Agreements; and

(u) Dispositions listed on Schedule 8.5 to the Disclosure Letter.

8.6 Restricted Payments. Other than dividends, payments or distributions payable solely in Qualified Capital Stock of the Person making such dividend, payment or distribution, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) the Borrower may make NESP payments in an aggregate amount not to exceed $200,000,000 during the term of this Agreement;

(b) each Subsidiary may make Restricted Payments to the Borrower, to any Guarantor and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock;

(d) (i) the Borrower may make a Restricted Payment to (or to allow any direct or indirect parent thereof to) pay for the repurchase, retirement or other acquisition of Capital Stock of the Borrower held by any future, present or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) upon the death, disability or termination of employment or services of such individual, and (ii) any Group Member may purchase, redeem or otherwise acquire any Capital Stock from the present or former employees, officers, directors and consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided that the aggregate amount of payments under this clause (d) shall not exceed in any fiscal year $15,000,000 (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $50,000,000 in any fiscal year) plus, in each case, (x) any proceeds received by any Group Member after the date hereof in connection with the issuance of Qualified Capital Stock that are used for the purposes described in this clause (d) plus (y) the net cash proceeds of any “key-man” life insurance policies of any Group Member that have not been used to make any repurchases, redemptions or payments under this clause (d);

(e) so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) after giving effect to the payment of such Restricted Payment, the Consolidated Leverage Ratio does not exceed 3.50 to 1.00 determined on a Pro Forma Basis and (z) after giving effect to the payment of such Restricted Payment, Liquidity is not less than $250,000,000, the Borrower may make Restricted Payments in an aggregate amount not to exceed (i) $100,000,000 plus (ii) the Available Amount; provided that the Borrower may make unlimited Restricted Payments pursuant to this clause (e) (and the limitations described in clauses (i) and (ii) shall not apply) if, after giving effect to the payment of such Restricted Payment, the Consolidated Leverage Ratio does not exceed (A) for the period from the Closing Date through and including December 31, 2014, 2.50 to 1.00 or (B) thereafter, 2.25 to 1.00, in each case determined on a Pro Forma Basis;

(f) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 8.6;

(g) the Borrower may make Restricted Payments consisting of distribution of rights pursuant to stockholder rights plans or redemptions of such rights; provided that such redemption is in accordance with the terms of such stockholder rights plans;

(h) the Borrower may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Capital Stock in an amount not to exceed $15,000,000 in any fiscal year;

(i) the Borrower may make Restricted Payments constituting non-cash repurchases of Capital Stock of the Borrower deemed to occur upon exercise of stock options or warrants (or equivalent) if such Capital Stock represents a portion of the exercise price of such options or warrants;

(j) to the extent constituting Restricted Payments, any Group Member may enter into transactions expressly permitted by Sections 8.4, 8.5 and 8.7;

(k) the Borrower may (i) (A) make payments in respect of its conversion or exchange obligations with respect to any Convertible Debt, including by making cash payments in connection with any settlement upon conversion or exchange of any such Convertible Debt (provided, that any such payments in respect of Permitted Net Share Settled Convertible Debt shall also be subject to the following clause (B)) or (B) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, by making any Net Share Settlement in respect of any Permitted Net Share Settled Convertible Debt, (ii) purchase any Permitted Bond Hedge, (iii) purchase its common stock upon cashless exercise of any Permitted Bond Hedge, (iv) so long as no Default or Event of Default shall have occurred or would result therefrom, make cash payments upon settlement of any Permitted Warrant following any transaction or event in which the consideration or proceeds to be paid to holders of common stock in connection with such transaction or event consists solely of cash, and (v) make cash payments in lieu of issuing fractional shares in connection with the conversion or exchange of any Convertible Debt or the exercise of any Permitted Warrant; and

(l) the Borrower may enter into and purchase its Capital Stock pursuant to any accelerated stock repurchase agreement, forward contract or other similar agreement and perform its obligations thereunder; provided that such repurchase of its Capital Stock would have been otherwise permitted under clause (e) of this Section 8.6 at the time such agreement was entered into as if it were a Restricted Payment made by the Borrower at such time (and shall count against any applicable cap contained in clause (e) of this Section 8.6) (for the avoidance of doubt, the amount of all Restricted Payments made to purchase Capital Stock pursuant to this clause (l) shall be determined based upon the net cash payments made after settlement of all payments and obligations pursuant to the terms of such accelerated stock repurchase agreement, forward contract or other similar agreement).

8.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations with respect to Hedge Agreements permitted by Section 8.2;

(d) loans and advances to present or prospective officers, directors and employees of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for all Group Members not to exceed $10,000,000 at any time outstanding;

(e) [Reserved];

(f) intercompany Investments (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary) by (i) any Group Member in any Loan Party; and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(g) intercompany Investments by any Loan Party in any Subsidiary, that, after giving effect to such Investment, is not a Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary, Investments resulting from mergers with or sales of assets to any such Subsidiary and Investments in Foreign Subsidiaries) in an amount (valued at cost, if applicable) not to exceed $300,000,000 at any time outstanding;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(i) Permitted Acquisitions, including Investments by any Loan Party in any Foreign Subsidiary the proceeds of which are promptly used by such Foreign Subsidiary (directly or indirectly through another Foreign Subsidiary) to consummate a Permitted Acquisition of Persons organized under the laws of, and/or assets located in, a jurisdiction other than the United States or any State thereof (and pay fees and expenses incurred in connection therewith);

(j) Investments consisting of Hedge Agreements permitted by Section 8.11;

(k) Investments set forth in Schedule 8.7 to the Disclosure Letter and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(m) Investments received as consideration in connection with Dispositions permitted under Section 8.5 and Investments as consideration for services provided by the Borrower and its Subsidiaries;

(n) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, if applicable) at any time outstanding not to exceed $100,000,000 plus the Available Amount.

(o) Dispositions in compliance with Section 8.5;

(p) Investments in any derivative securities or similar products purchased by the Borrower in connection with any Convertible Debt permitted to be incurred under this Agreement;

(q) promissory notes or other obligations of directors, officers, employees or consultants of a Group Member in connection with such directors’, officers’, employees’ or consultants’ purchase of Capital Stock of the Borrower, so long as no cash or Cash Equivalent is advanced by any Group Member in connection with such Investment;

(r) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(s) (i) Leases, subleases, licenses and sublicenses of real or personal property (including Intellectual Property) in the ordinary course of business (including on an intercompany basis) and (ii) sales or contributions of Intellectual Property to the Borrower and its Subsidiaries;

(t) mergers and consolidations in compliance with Section 8.4 (other than Section 8.4(d));

(u) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business; and

(v) Investments in joint ventures not to exceed $100,000,000 at any time outstanding.

8.8 Optional Payments and Modifications of Certain Debt Instruments.

(a) (i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Permitted Unsecured Debt or any Subordinated Indebtedness except for (A) Permitted Refinancings, (B) cash payments in lieu of issuing fractional shares in connection with the conversion or exchange of any Convertible Debt, (C) so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) after giving effect to such payment, prepayment, repurchase, redemption, defeasance or segregation, the Consolidated Leverage Ratio does not exceed 3.50 to 1.00 determined on a Pro Forma Basis, payments, prepayments, repurchases, redemptions, defeasances or segregations of funds in an amount up to the Available Amount, (D) payments, prepayments, repurchases, redemptions, defeasances or segregations of funds in additional amounts so long as, on the date thereof, the Consolidated Leverage Ratio, on a Pro Forma Basis, shall not exceed 2.75 to 1.00 and (E) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Net Share Settlement of any Permitted Net Share Settled Convertible Debt (or any Permitted Refinancing thereof) in accordance with its terms; (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Unsecured Debt or any Subordinated Indebtedness (other than intercompany Indebtedness) (except for any amendment that is not materially adverse to the Lenders, it being agreed that any amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon is not materially adverse to the Lenders); or (iii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Capital Stock that would cause such Qualified Capital Stock to become Disqualified Capital Stock.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Loan Party or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

8.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a) transactions among the Borrower and its Subsidiaries;

(b) loans or advances to directors, officers and employees permitted under Section 8.7(d) and transactions permitted by Sections 8.2(r), 8.2(s) and 8.7(q);

(c) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(d) (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors (or similar governing body) or the senior management thereof and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 8.6;

(e) employment arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof;

(f) any Restricted Payment permitted by Section 8.6;

(g) [Reserved];

(h) [Reserved];

(i) Intellectual Property licenses to Group Members;

(j) sales of Qualified Capital Stock of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(k) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of the Borrower;

(l) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(m) transactions in the ordinary course of business with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Borrower or a Subsidiary thereof holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Borrower or the Subsidiary participating in such joint ventures than they are to other joint venture partners; and

(n) the transactions listed on Schedule 8.9 to the Disclosure Letter.

8.10 Sales and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 8.5 and (ii) any Liens arising in connection with its use of such property are permitted by Section 8.3.

8.11 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) any Hedge Agreements required to be entered into pursuant to the terms and conditions of this Agreement, (d) any Permitted Call Spread; (e) any Hedge Agreement related to incentive stock, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries; (f) any stock option or warrant agreement for the purchase of Capital Stock of the Borrower, (g) any Hedge Agreement for the purchase of Capital Stock or Indebtedness (including securities convertible into Capital Stock) of the Borrower pursuant to delayed delivery contracts, (h) any Hedge Agreement to repurchase or redeem Capital Stock permitted pursuant to Sections 8.6(e) and 8.6(l), and (i) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower.

8.12 Changes in Fiscal Periods. Permit any change in the fiscal year of the Borrower; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

8.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement, the other Loan Documents or any Permitted Unsecured Refinancing Debt, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) [reserved], (d) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (e) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (f) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents or any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Property of any Loan Party to secure the Obligations and (g) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of any Group Member, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person or the Properties or assets of the Person so acquired or (vi) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (b), (c), (d), (e), (f), (g)(iv) or (g)(v); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing

(as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

8.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents or any Permitted Unsecured Refinancing Debt,

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

(iii) any restrictions set forth in the agreement governing any Permitted Unsecured Refinancing Debt so long as the restrictions set forth therein are not materially more restrictive than the corresponding provisions in the Loan Documents,

(iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(v) restrictions and conditions existing on the date hereof identified on Schedule 8.14 to the Disclosure Letter (but not to any amendment or modification expanding the scope or duration of any such restriction or condition),

(vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien,

(vii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof,

(viii) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture,

(ix) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 8.2,

(x) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition;

(xi) Requirements of Law;

(xii) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5 pending the consummation of such transaction or sale;

(xiii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower;

(xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person or the Properties or assets of the Person so acquired; or

(xv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (vi), (x), (xiii) or (xiv) of this Section; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

8.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, incidental, ancillary or complementary thereto.

8.16 Anti-Corruption Laws and Sanctions. Request any Loan or Letter of Credit, or use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, fee or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after any such days after notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Hedge Agreement that constitutes Material Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; provided that this clause (e) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt instrument (including any termination of any related Hedge Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an

Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Hedge Agreement except (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Subsidiary, or (ii) another event of the type that would constitute an Event of Default; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days after any such days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall occur with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (ii) a Reportable Event shall occur, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed, with respect to a Single Employer Plan, (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any withdrawal by any Loan Party or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) shall occur or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA shall occur, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any failure to make a required contribution to a Multiemployer Plan shall occur, (vii) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, (viii) any Group Member shall engage in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (ix) a Foreign Plan Event shall occur;

and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal for a period of 30 consecutive days and any such judgments or decrees either (i) is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $50,000,000 or more or (ii) is for injunctive relief and could reasonably be expected to have a Material Adverse Effect, or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (except to the extent the loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing Collateral or to file Uniform Commercial Code continuation statements); or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(k) a Change of Control occurs; or

(l) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness, (ii) the subordination provisions set forth in the documentation governing any Subordinated Indebtedness shall, in whole or in part, cease to be effective or cease to be legally valid, bonding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Loan Party or any Subsidiary of any Loan Party, shall assert any of the foregoing in writing;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required

Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1 Appointment.

(a) Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) Each of the Secured Parties hereby irrevocable designates and appoints JPMorgan Chase Bank, N.A. as collateral agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf as are necessary or advisable with respect to the Collateral under this Agreement or any of the other Loan Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby accepts such appointment.

10.2 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Section 10. shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.3 Liability of Agent.

(a) Neither any Agent nor any of their respective officers, directors, members, partners, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except with respect to any Person, to the extent that such Person is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent shall deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Agent or Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Agent or Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

10.7 Indemnification. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage, as applicable (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For the avoidance of doubt, no Lender shall be liable for the payment of any portion of such unreimbursed amounts described in clause (iv) of Section 11.5(a) that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

10.8 Agent in Its Individual Capacity. Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and each such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

10.9 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.9, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, and subject to the consent of the Borrower (not to be unreasonably withheld or delayed) appoint a successor

Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section 10. shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

10.10 Agents Generally. No Agent other than the Administrative Agent and the Collateral Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Specified Hedge Agreements or the Specified Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceeds, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent; provided that the foregoing shall not prohibit any Lender from filing proofs of claim during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law.

10.12 Withholding Tax. To the extent required by any applicable law, an Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that such Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify such Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless such Agent (to the extent that such Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to such Agent. The agreements in this Section 10.12 shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of the defined terms or ratios used in the determination of the Applicable Margin pursuant to the Pricing Grid shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Lender’s Commitment or amend Section 3.6 to permit the issuance of any Letter of Credit with an expiration date that is later than the Revolving Termination Date, in each case without the written consent of each Lender directly affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 4.2 or any related definitions including Asset Sale or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable;

(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all the value of the Guarantees by the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;

(iv) amend, modify or waive any provision of Section 10 or any other provision in any manner which increases the obligations or diminishes the rights of any Agent without the written consent of each Agent adversely affected thereby;

(v) amend, modify or waive any provision of Section 3.3 or 3.7 without the written consent of the Swingline Lender;

(vi) amend, modify or waive any provision of Section 3.6 or 3.7 without the written consent of the Issuing Bank; or

(vii) release all or substantially all of the Guarantors or the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents.

In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus accrued interest, fees and expenses related thereto, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all (or all affected) Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right but not the obligation to purchase at par from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders (or, if such amount relates solely to the Revolving Facility or the Term Facility, all of the Revolving Commitments or all of the Term Loans, as applicable) for an amount equal to the principal balance of all such Term Loans and any outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower (a) to cure any ambiguity, omission, typographical error, defect or inconsistency, (b) to add one or more additional credit facilities with respect to Incremental Term Loans, or to add Incremental Revolving Commitments, to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the other Loans and Commitments outstanding hereunder, and the accrued interest and fees in respect thereof and (c) to include appropriately the Lenders holding such credit facilities or Commitments in any determination of the Required Lenders; provided that the conditions set forth in Section 2.4 or 3.8, as applicable, are satisfied.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 11.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.2 Notices.

(a) All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 11.2(b) and in the proviso to this Section 11.2(a), in an electronic medium and as delivered as set forth in Section 11.2(b) if to the Borrower, at its address at 199 Fremont Street, San Francisco, CA 94105, Attn: Chris Ingoldsby, Treasury Director, Fax: (415) 247-8801, Tel: (415) 645-2297, email: chris.ingoldsby@riverbed.com; if to the Administrative Agent or Collateral Agent, at its address at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603-2003 Attn: JPMorgan Loan Services, Fax: (312) 385-7107, email: syndications.closing.unit@jpmorgan.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties provided, however, that materials and information described in Section 11.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, be effective four days after having been mailed by regular mail, one Business Day after having been mailed by overnight courier, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 4, 6 and 10 shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to an electronic address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS, EXCEPT TO THE EXTENT THE LIABILITY OF SUCH

PERSON IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “ADMINISTRATIVE AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitment of any Lender has not been terminated.

11.5 Payment of Expenses.

(a) The Borrower agrees (i) to pay or reimburse each Agent for all of their reasonable and documented out-of-pocket costs and expenses associated with the syndication of the Facilities and incurred in connection with the preparation, negotiation, execution and delivery, and any amendment, supplement, waiver or modification (including any proposed amendment, supplement, waiver or modification) to, this Agreement and the other Loan Documents, any security arrangements in connection therewith and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable invoiced fees and disbursements of counsel to such parties (provided that, unless there is a conflict of interest, such fees and disbursements shall not include fees and disbursements for more than one primary counsel and one local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such parties shall deem appropriate, (ii) to pay or reimburse each Lender and Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or during any workout or restructuring, including the reasonable and invoiced fees and disbursements of counsel to such parties (provided that, unless there is a conflict of interest, such fees and disbursements shall not include fees and disbursements for more than one primary counsel and one local counsel in each relevant jurisdiction), (iii) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender and Agent and their respective affiliates (including, without limitation, controlling persons) and each member, partner, director, officer, employee, advisor, agent, affiliate, successor, partner, member, representative and assign of each of the forgoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, and the reasonable and documented fees, disbursements and other charges of one legal counsel to such Indemnitees taken as a whole (and, if applicable, one local counsel to such persons taken as a whole in each appropriate jurisdiction and, in the case of a conflict of interest, one additional local counsel in each appropriate jurisdiction to all affected Indemnitees taken as a whole) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Documents by, such Indemnitee or its controlled affiliates, officers or employees acting on behalf of such Indemnitee or any of its controlled affiliates in connection with the Transactions; provided, further that Taxes, other than any Taxes that represent liabilities, obligations, losses or damages arising from any non-Tax claim, shall not be Indemnified Liabilities. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrower under clause (a) above. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Documents by, such Indemnitee or its controlled affiliates, officers or employees acting on behalf of such Indemnitee or any of its controlled affiliates in connection with the Transactions.

(c) The Borrower shall not, without the prior written consent of the Indemnitee, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.

(d) All amounts due under this Section and Section 10.7 shall be payable promptly after written demand therefor.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (x) to an assignee in accordance with the provisions of paragraph (b) of this Section, (y) by way of participation in accordance with the provisions of paragraph (e) of this Section or (z) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 11.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans under any Facility, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or a multiple of $500,000 in excess thereof (provided that in the case of any assignment of Term B Incremental Term Loans, the amount of the Loans subject to each such assignment shall not be less than $1,000,000), in each case unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations (A) among separate tranches of Loans (if any) on a non-pro rata basis or (B) among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that in each case the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) the Term Facility if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Revolving Facility if such assignment is to an Assignee that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) (1) in the case of any assignment to a new Revolving Lender or that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Bank (such consent not to be unreasonably withheld or delayed), and (2) in the case of any assignment of a Revolving Commitment, the Swingline Lender (such consent not to be unreasonably withheld or delayed); provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment to an Assignee that is a Revolving Lender or an Affiliate or Approved Fund of a Revolving Lender;

(iv) except in the case of assignments pursuant to paragraph (c) below, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds), and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(v) no assignment shall be permitted to be made to the Borrower or any of its Subsidiaries or Affiliates; and

(vi) no assignment shall be permitted to be made to a natural person.

Except as otherwise provided in paragraph (c) below, subject to acceptance and recording thereof pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, with respect to such Section 4.10, that such Lender continues to comply with the requirements of Section 4.10). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Notwithstanding anything in this Section 11.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (i) providing any notice (including, without limitation, any administrative questionnaire) to the Administrative Agent or any other Person or (ii) delivering an executed Assignment and Assumption to the Administrative Agent; provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest owing with respect to the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this paragraph (d), the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to paragraph (c), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower, the Issuing Bank, the Swingline Lender and any Lender (with respect to the Commitments of, and principal amount of and interest owing with respect to the Loans and LC Obligations owing to such Lender only) at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice. Except as otherwise provided in paragraph (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Except as otherwise provided in paragraph (c) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to paragraph (c) above, the applicable Related Party Register) as provided in this paragraph (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(e) Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be permitted to be made to the Borrower or any of its Subsidiaries or Affiliates, nor any officer or director of any such Person or a natural person. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections including the documentary requirements in Section 4.10(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and solely for tax purposes, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement) except (i) to the Administrative Agent or (ii) to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant had no such participation been transferred to such Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, any central bank or any other Person, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

11.7 Sharing of Payments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (or tranche of Loans thereunder), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited

Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 11.7.

(b) In addition to any rights and remedies of the Lenders provided by law, subject to Section 10.11, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address set forth in Section 11.2 or on the signature pages hereof, as the case may be, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder) or that has been consented to in accordance with Section 11.1; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Permitted Unsecured Debt, Permitted Unsecured Refinancing Debt or any Subordinated Indebtedness or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding (or shall have been Cash Collateralized or backstopped to the reasonable satisfaction of the Issuing Bank), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At such time, the Collateral Agent shall take such actions as are reasonably necessary, at the cost of the Borrower, to effect each release described in this Section 11.14 in accordance with the relevant provisions of the Security Documents.

11.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with its customary procedures; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any Affiliate of a Lender or any Approved Fund (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, members, partners, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers such Agent or such Lender in connection with the administration and management of this Agreement and the other Loan Documents.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RIVERBED TECHNOLOGY, INC., as Borrower

By:	/s/ Jerry M. Kennelly
Name: Jerry M. Kennelly
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Keith Winzenried
Name: Keith Winzenreid
Title: Credit Executive

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Lydia Diaconou
Name: Lydia Diaconou
Title: AVP, Relationship Manager

If second signature is required:

By:
Name: Title:

[Signature Page to Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Adriana D. Collins
Name: Adriana D. Collins
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas R. Sullivan
Name: Thomas R. Sullivan
Title: Senior Vice President

[Signature Page to Credit Agreement]

Compass Bank, as a Lender

By:	/s/ James Ligman
Name: James Ligman
Title: Senior Vice President

[Signature Page to Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Stuart Darby
Name: Stuart Darby
Title: Senior Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Silicon Valley Bank, as a Lender

By:	/s/ Alina Zinchik
Name: Alina Zinchik
Title: Vice President

If second signature is required:

By:
Name: Title:

[Signature Page to Credit Agreement]

Union Bank, N.A., as a Lender

By:	/s/ Annabella Guo
Name: Annabella Guo
Title: Vice President

If second signature is required:

By:
Name:
Title:

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Magnus McDowell
Name: Magnus McDowell
Title: Vice President

[Signature Page to Credit Agreement]

Sabadell United Bank, N.A., as a Lender

By:	/s/ Maurici Lladó
Name: Maurici Lladó
Title: EVP – Corporate & Commercial Banking

[Signature Page to Credit Agreement]

ROCKVILLE BANK, as a Lender

By:	/s/ Carla Balesano
Name: Carla Balesano
Title: SVP

If second signature is required:

By:
Name:
Title:

[Signature Page to Credit Agreement]

Cathay Bank, as a Lender

By:	/s/ Nancy A. Moore
Name: Nancy A. Moore
Title: Senior Vice President

If second signature is required:

By:
Name:
Title:

[Signature Page to Credit Agreement]

Schedule 1.1

COMMITMENTS

Institution	Revolving Commitment Allocation	Term Commitment Allocation	Total Allocation
JPMorgan Chase Bank, N.A.	$47,500,000	$47,500,000	$95,000,000
Wells Fargo Bank, N.A.	47,500,000	47,500,000	95,000,000
HSBC Bank USA, N.A.	28,500,000	28,500,000	57,000,000
Bank of America, N.A.	20,000,000	20,000,000	40,000,000
Compass Bank	20,000,000	20,000,000	40,000,000
Citibank, N.A.	20,000,000	20,000,000	40,000,000
Goldman Sachs Bank USA	20,000,000	20,000,000	40,000,000
Morgan Stanley Bank, N.A.	20,000,000	20,000,000	40,000,000
Silicon Valley Bank	20,000,000	20,000,000	40,000,000
Union Bank, N.A.	20,000,000	20,000,000	40,000,000
U.S. Bank National Association	20,000,000	20,000,000	40,000,000
Sabadell United Bank N.A.	7,500,000	7,500,000	15,000,000
Rockville Bank	5,000,000	5,000,000	10,000,000
Cathay Bank	4,000,000	4,000,000	8,000,000

Totals:	$300,000,000	$300,000,000	$600,000,000

EXECUTION VERSION

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (the “Assignor”) and [                    ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Riverbed Technology, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 20, 2013 among Riverbed Technology, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time parties thereto as Lenders

[1]	Select as applicable.

6.	Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[Term/Revolving] [Commitment/Loan]	$	$	%
[Term/Revolving] [Commitment/Loan]	$	$	%

Effective Date:                             , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank

By:
Title:

JPMORGAN CHASE BANK, N.A., as Swingline Lender

By:
Title:

RIVERBED TECHNOLOGY, INC.

By:
Title: ][3]

[3]	See Section 11.6 of the Credit Agreement to determine whether the consent of the Borrower, Issuing Bank, Swingline Lender and/or Administrative Agent is required.

3

Annex 1

to Form of Assignment

and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 4.10 thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. A-1

Exhibit B

FORM OF COMPLIANCE CERTIFICATE

[        , 20[    ]]

This Compliance Certificate is delivered pursuant to the Credit Agreement1, dated as of December 20, 2013 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and the several banks and other financial institutions or entities from time to time parties thereto as Lenders. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies in its capacity as [            ]2 of the Borrower, and not individually, as follows:

1. I am the duly elected, qualified and acting [            ] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Group Members during the accounting period covered by the financial statements to be delivered pursuant to Section 7.1[(a)/(b)] for the fiscal [quarter/year] ended [            ], attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 8.1 of the Credit Agreement.

5. To the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, attached hereto as Attachment 3 is a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered [pursuant to this Section (5)/since the Closing Date].

[The remainder of this page is intentionally left blank.]

[1]	Certificate required under Section 7.2(a) of the Credit Agreement.
[2]	To be completed by the chief financial officer, treasurer or assistant treasurer of the Borrower.

Ex. B-1

IN WITNESS WHEREOF, I, the undersigned, have executed this Certificate on behalf of the Borrower as of the date first written above.

RIVERBED TECHNOLOGY, INC.

By:
Name:
Title:

Ex. B-2

Attachment 1 to

Compliance Certificate

[FINANCIAL STATEMENTS]

Ex. B-3

Attachment 2 to

Compliance Certificate

The information described herein pertains to the period from                 , 20     to             , 20     .

Table 1. Consolidated Leverage Ratio (Section 8.1(a))[3]

(1) CONSOLIDATED FUNDED DEBT as of the last day of such period	= $

Calculation of Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date:
Consolidated Net Income[4]	$
plus taxes based on income or profits or capital gains	+ $
plus Consolidated Interest Expense[5]	+ $
plus Consolidated Depreciation and Amortization Expense to the extent the same were deducted (not added back) when computing Consolidated Net Income	+ $

plus the amount of any restructuring charge or reserve deducted provided that the aggregate amount of cash restructuring charges added back shall not exceed 15% of Consolidated EBITDA (prior to giving effect to this clause) for such four quarter period

+ $
plus any other non-cash charges (including any write-offs, write-downs or impairment charges)	+ $
plus any cost or expense incurred pursuant to any management equity plan or stock option plan	+ $
plus cash receipts not representing Consolidated EBITDA or Net Income to the extent non-cash gains relating to such income were deducted from Consolidated EBITDA	+ $
plus any net loss included in the consolidated financial statements due to the application of FAS 160	+ $

[3]	The descriptions of calculations set forth herein are sometimes abbreviated for simplicity; however, the terms in the Credit Agreement shall govern for all purposes.
[4]	Refer to Credit Agreement for calculation of Consolidated Net Income.
[5]	“Consolidated Interest Expense” means the sum of (i) consolidated interest expense to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (w) penalties and interest related to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees plus (ii) consolidated capitalized interest for such period, whether paid or accrued minus (iii) interest income for such period.

Ex. B-4

plus any rent expense not actually paid in cash during such period	+ $
plus the amount of loss on sale of receivables and related assets in connection with a receivables financing permitted by the Credit Agreement	+ $

plus the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period, provided that the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies added pursuant to this clause shall not exceed the greater of 10.0% of Consolidated EBITDA for such four quarter period (calculated on a Pro Forma Basis) and the amount of such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies that would be compliant with Regulation S-X under the Securities Act

+ $

minus non-cash gains increasing Consolidated Net Income, excluding non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period

- $
(2) CONSOLIDATED EBITDA for the period of four consecutive fiscal quarters ended on such date	= $
CONSOLIDATED LEVERAGE RATIO (1)/(2)
REQUIRED RATIO	≤ 3.50 to 1.00 for each fiscal quarter through and including December 31, 2014[6]

[6]	Stepping down to 3.25 to 1.00 from and including January 1, 2015 through and including December 31, 2015 and stepping down to 3.00 to 1.00 from and including January 1, 2016 and thereafter.

Ex. B-5

Table 2. Consolidated Interest Coverage Ratio (Section 8.1(b))[7]
(1) CONSOLIDATED EBITDA for the period of four consecutive fiscal quarters ended on such date [as set forth in (2) in Table 1, above]	= $

(2) CONSOLIDATED INTEREST EXPENSE for the period of four consecutive fiscal quarters ended on such date[8]	$

CONSOLIDATED INTEREST COVERAGE RATIO (1)/(2)

REQUIRED RATIO	≥ 3.50 to 1.0

[7]	The descriptions of calculations set forth herein are sometimes abbreviated for simplicity; however, the terms in the Credit Agreement shall govern for all purposes.
[8]	“Consolidated Interest Expense” means the sum of (i) consolidated interest expense to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (w) penalties and interest related to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees plus (ii) consolidated capitalized interest for such period, whether paid or accrued minus (iii) interest income for such period.

Ex. B-6

Attachment 3 to

Compliance Certificate

INTELLECTUAL PROPERTY

[TO BE ADDED]

Ex. B-7

Exhibit B-1

FORM OF BORROWING NOTICE

_________ __, ____

JPMORGAN CHASE BANK, N.A.

as Administrative Agent under the

Credit Agreement referred to below Attention:

Re:	RIVERBED TECHNOLOGY, INC. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of December 20, 2013 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and the several banks and other financial institutions or entities from time to time parties thereto as Lenders. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section [2.2/3.2] of the Credit Agreement of its request of a borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

The date of the Proposed Borrowing is             ,     (the “Funding Date”).

The type of Proposed Borrowing is a [Term/Revolving Borrowing]. The aggregate principal amount of [Term/Revolving] Loans is $            , of which $             consists of Base Rate Loans and $             consists of Eurodollar Loans having an initial Interest Period1 of months.

The proceeds of the Proposed Borrowing should be disbursed to:

Credit:

Bank Name:

Bank Address:

Account Number:

ABA Routing Number:

Reference:

[The Borrower hereby gives you irrevocable notice, pursuant to Section 4.3 of the Credit Agreement, of its request for the following:

[1]	Interest Periods may be 1, 3 or 6 months.

Ex. B-1-1

(i) a continuation, on             ,             , as Eurodollar Loans having an Interest Period of              months of Loans in an aggregate outstanding principal amount of $              having an Interest Period of              months;

(ii) a conversion, on             ,             , to Eurodollar Loans having an Interest Period of              months of Loans in an aggregate outstanding principal amount of $                 ; and

(iii) a conversion, on             ,             , to Base Rate Loans, of Loans in an aggregate outstanding principal amount of $            .]2

[The undersigned hereby certifies as to the following:

(a) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(b) No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the extensions of credit requested hereby.

(c) The Borrower is in compliance with each of the Financial Covenants set forth in Section 8.1 on and as of the date hereof, on a Pro Forma Basis, to be determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b).]3

[The remainder of this page is intentionally left blank.]

[2]	To be added as applicable.
[3]	For Borrowings after the Closing Date. Not required for conversions and continuations.

Ex. B-1-2

RIVERBED TECHNOLOGY, INC.,
as Borrower

By:
Name:
Title:

Ex. B-1-3

Exhibit C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[provided under separate cover]

Ex. C-1

Exhibit E-1

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20

FOR VALUE RECEIVED, the undersigned, RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [            ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of [            ] DOLLARS ([$_______]) or, if less, the unpaid principal amount of the Term Loan of the Lender to the Borrower. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes evidencing the Term Loans under to in the Credit Agreement, dated as of December 20, 2013 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Ex. E-1-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Ex. E-1-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

RIVERBED TECHNOLOGY, INC.,
as Borrower

By:
Name:
Title:

Ex. E-1-3

Schedule A

to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Ex. E-1-4

Schedule B

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF

EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Ex. E-1-5

Exhibit E-2

FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20

FOR VALUE RECEIVED, the undersigned, RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [            ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS [($_________)], or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Notes evidencing the Revolving Loans under the Credit Agreement, dated as of December 20, 2013 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and JPMORGAN CHASE BANK, as administrative agent and collateral agent , (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Ex. E-2-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Ex. E-2-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

RIVERBED TECHNOLOGY, INC.,
as Borrower

By:
Name:
Title:

Ex. E-2-3

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Ex. E-2-4

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Ex. E-2-5

Exhibit E-3

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20

FOR VALUE RECEIVED, the undersigned, RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to JPMORGAN CHASE BANK, N.A. (the “Swingline Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS [($        )], or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 3.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of December 20, 2013 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN

Ex. E-3-1

ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Ex. E-3-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

RIVERBED TECHNOLOGY, INC.,
as Borrower

By:
Name:
Title:

Ex. E-3-3

Exhibit F

CLOSING CERTIFICATE

December     , 2013

This Closing Certificate (the “Certificate”) is hereby delivered pursuant to Section 6.1(f) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent and JPMORGAN CHASE BANK, N.A., as collateral agent for the several financial institutions party thereto as lenders (the “Lenders”) and the Lenders.

The undersigned, [            ], being the duly elected, qualified and acting [            ] of [            ], hereby certifies on behalf of [            ] (the “Company”), in his or her capacity as an officer of the Company, and not individually, and without assuming any personal liability as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the certificate of incorporation of the Company, together with all amendments thereto (the “Charter Document”), as certified by the Secretary of State of the State of [            ]. Such Charter Document has not been amended, repealed, modified or restated since the date of the last amendment thereto shown on the attached certificate, and such Charter Document is in full force and effect on the date hereof and no action for any amendment to such Charter Document or for the dissolution of the Company has been taken since such date.

2. Attached hereto as Exhibit B is a true and complete copy of the bylaws of the Company, together with all amendments thereto (the “Governing Agreement”), as in effect at all times since the adoption thereof to and including the date hereof. Such Governing Agreement has not been amended, repealed, modified or restated (other than as attached hereto) and such Governing Agreement is in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of the resolutions adopted by the board of directors of the Company (the “Consent”) authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by the Company. Such Consent has not in any way been amended, modified, revoked or rescinded and is in full force and effect on the date hereof.

4. Attached hereto as Exhibit D is a list of persons who are now, and were, as of the execution and delivery of the Credit Agreement and the other Loan Documents, duly elected and qualified officers of the Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver, on behalf of the Company, the Loan Documents to which the Company is a party and any certificate or other document to be delivered by the Company pursuant to such Loan Documents.

[The Remainder of This Page is Intentionally Left Blank]

Ex. F-1

IN WITNESS WHEREOF, the undersigned has executed and delivered, in the name and on behalf of each Loan Party, this Certificate to be effective as of the date first above written.

By:
Name:
Title:

I, the undersigned, [            ], being the duly elected, qualified and acting [            ] of [            ], solely in my capacity as an officer of each Loan Party and not individually, and without assuming any personal liability, do hereby certify that [            ] is the duly elected, qualified and acting [            ] of [            ] and the signature set forth above is his or her true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

By:
Name:
Title:

Ex. F-2

Exhibit G

FORM OF LEGAL OPINION OF WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION

[provided under separate cover]

Ex. G-1

Exhibit H

FORM OF SOLVENCY CERTIFICATE

December [ ], 2013

The undersigned, [            ], the Chief Financial Officer of RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is being executed and delivered pursuant to Section 6.1(k) of that certain Credit Agreement dated as of December 20, 2013 (the “Credit Agreement” (terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and the several banks and other financial institutions or entities parties thereto as Lenders.

As used herein, “Company” means the Borrower and its subsidiaries on a consolidated basis.

1. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Company as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.

2. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i) the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Ex. H-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer the Borrower and not in his individual capacity.

RIVERBED TECHNOLOGY, INC.

By:
Name:	[•]
Title:	Chief Financial Officer

Ex. H-2

Exhibit J-1

[FORM OF] NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or

Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 20, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RIVERBED TECHNOLOGY, INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                             (the “Foreign Lender”) is providing this certificate pursuant to Section 4.10(e) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any notes evidencing such loans) in respect of which it is providing this certificate.

2 The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)	the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Lender is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of             , 20        .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Ex. J-1-1

Exhibit J-2

[FORM OF] NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships or

Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 20, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RIVERBED TECHNOLOGY, INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                                      (the “Foreign Lender”) is providing this certificate pursuant to Section 4.10(e) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans (as well as any notes evidencing such Loans) in respect of which it is providing this certificate.

2. The Foreign Lender’s partners/members are the sole beneficial owners of the Loans (as well as any notes evidencing such Loans).

3. Neither the Foreign Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)	neither the Foreign Lender nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	neither the Foreign Lender nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Lender’s partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Lender’s partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of                         , 20    .

[NAME OF FOREIGN LENDER]

Ex. J-2-1

By:
Name:
Title:

Ex. J-2-2

Exhibit J-3

[FORM OF] NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or

Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 20, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RIVERBED TECHNOLOGY, INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                              (the “Foreign Lender”) is providing this certificate pursuant to Section 4.10(e) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a)	the Foreign Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Foreign Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Participant is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Ex. J-3-1

Exhibit J-4

[FORM OF] NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or

Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 20, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RIVERBED TECHNOLOGY, INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                              (the “Foreign Lender”) is providing this certificate pursuant to Section 4.10(e) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant’s partners/members are the sole beneficial owners of the participation.

3. Neither the Foreign Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a)	neither the Foreign Participant nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	neither the Foreign Participant nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Participant’s partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Participant’s partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

Ex. J-4-1

By:
Name:
Title:

Ex. J-4-2